 Filed Pursuant to Rule 424(b)(5)
 Registration File No. 333-281290
PROSPECTUS SUPPLEMENT (To Prospectus dated August 6, 2024)

Atlantic Union Bankshares Corporation
$250,000,000
6.25% Fixed-to-Floating Rate Subordinated Notes due 2036

We are offering $250,000,000 aggregate principal amount of our 6.25% Fixed-to-Floating Rate Subordinated Notes due 2036 (the “Notes”). The Notes will mature on August 1, 2036. From and including the date of original issuance to, but excluding August 1, 2031 or the date of earlier redemption, the Notes will bear interest at a rate of 6.25% per annum, payable semi-annually in arrears on each February 1 and August 1 of each year, commencing on February 1, 2027. From and including August 1, 2031, to, but excluding, August 1, 2036 or the date of earlier redemption, the Notes will bear interest at a floating rate per annum equal to the Three-Month Term SOFR, or other applicable Benchmark rate (each as defined herein), plus a spread of 213 basis points, payable quarterly in arrears on each February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2031. Notwithstanding the foregoing, in the event the Three-Month Term SOFR (or other applicable Benchmark rate) is less than zero, the Three-Month Term SOFR (or other applicable Benchmark rate) shall be deemed to be zero.
We may, at our option, redeem the Notes (1) in whole or in part beginning with the interest payment date of August 1, 2031, and on any date thereafter or (2) in whole but not in part if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes or (iii) we are required to register as an investment company pursuant to the Investment Company Act of 1940, as amended. The redemption price for any redemption is 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of the approval of the Board of Governors of the Federal Reserve System, or the Federal Reserve Board (or, as and if applicable, the rules of any appropriate successor bank regulatory agency) to the extent then required under applicable laws or regulations, including capital regulations. The Notes will not be convertible or exchangeable.
The Notes will be our general unsecured, subordinated obligations and will rank junior to all of our existing and future senior indebtedness, including all of our general creditors. In addition, the Notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will be structurally subordinated to all of the existing and future liabilities and obligations of our subsidiaries, including the deposit liabilities and claims of other creditors of our bank subsidiary, Atlantic Union Bank (the “Bank”). The Notes will be our obligations only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries, including the Bank. There is no sinking fund for the Notes.
Currently, there is no public trading market for the Notes. We do not intend for the Notes to be listed on any securities exchange or quoted on a quotation system.
	Per Note	Total
Public offering price(1)	100.00%	$250,000,000
Underwriting discounts and commissions(2)	1.00%	$2,500,000
Proceeds to us, before expenses	99.00%	$247,500,000

(1)
Plus accrued interest, if any, from the original issuance date.

(2)
See the “Underwriting (Conflicts of Interest)” section of this prospectus supplement for additional information regarding compensation to be paid to the underwriters.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment therefor, on or about July 30, 2026, which is the third business day following the date of pricing the Notes (such settlement being referred to as “T+3”). See “Underwriting (Conflicts of Interest)” for details.
None of the Securities and Exchange Commission (the “SEC”), the Federal Deposit Insurance Corporation (the “FDIC”), the Board of Governors of the Federal Reserve System or any state or other securities commission or any other federal regulatory agency has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The Notes are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours, and the Notes are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality or public or private insurer.
Investing in the Notes involves risks. Potential purchasers of the Notes should consider the information set forth in the “Risk Factors” section beginning on page S-8 of this prospectus supplement, on page 5 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2025, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Joint Book-Running Managers
Keefe, Bruyette & Woods A Stifel Company	Piper Sandler

The date of this prospectus supplement is July 27, 2026.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition. The prospectus supplement adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated August 6, 2024, which provides more general information about the securities that we may offer from time to time, some of which information may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with the additional information described under the heading “Where You Can Find More Information” before investing in the Notes.
Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “our,” “ours” and “us” or similar references mean Atlantic Union Bankshares Corporation, and “Atlantic Union Bank” or the “Bank” mean Atlantic Union Bank, which is our wholly-owned bank subsidiary.
If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information set forth in this prospectus supplement or accompanying prospectus conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.
We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide any information other than that contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the underwriters, nor any of their respective affiliates take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.
The underwriters are not offering to sell nor seeking offers to buy the Notes in any jurisdiction where offers and sales are not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available without charge on the SEC’s website at www.sec.gov. Our internet address is www.atlanticunionbank.com. We have included our web addresses and that of the SEC as inactive textual references only. Except for SEC filings incorporated by reference into this prospectus supplement and the accompanying prospectus, the information located on, or accessible from, these websites is not, and shall not be deemed to be, a part of this prospectus supplement or accompanying prospectus, or incorporated into any other filings that we make with the SEC.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information incorporated by reference over different information included in this prospectus supplement.
We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules, including, but not limited to, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits:
•
our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026 (including portions of our definitive proxy statement on Schedule 14A for our 2026 Annual Meeting of Shareholders, filed with the SEC on March 25, 2026, to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025);

•
our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 5, 2026; and

•
our Current Reports on Form 8-K filed with the SEC on January 29, 2026, February 24, 2026, March 31, 2026, May 1, 2026 (two filings), May 5, 2026 (two filings), May 6, 2026, June 30, 2026 and July 27, 2026 (in each case, except to the extent furnished but not filed).

You may request a copy of any of the documents incorporated by reference into this prospectus supplement or the accompanying prospectus (other than exhibits, unless they are specifically incorporated by reference into this prospectus supplement), at no cost, by writing to us at the following address: Alexander D. Dodd, Executive Vice President and Chief Financial Officer, Atlantic Union Bankshares Corporation, 4300 Cox Road, Glen Allen, Virginia 23060 or by calling us at (804) 633-5031.

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, statements regarding the acquisitions of American National Bank and Trust Company (“American National”) and Sandy Spring Bancorp, Inc. (“Sandy Spring”), including expectations with regard to the benefits of each acquisition; statements regarding our strategic expansion into North Carolina; statements regarding our future ability to recognize the benefits of certain tax assets; statements regarding our business, financial and operating results, including our deposit base and funding; the impact of changes in economic conditions, anticipated changes in the interest rate environment and the related impacts on our net interest margin, changes in economic, fiscal or trade policy and the potential impacts on our business, loan demand and economic conditions in our markets and nationally; management’s beliefs regarding our liquidity, capital resources, asset quality, commercial real estate loan portfolio and our customer relationships; and statements that include other projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such forward-looking statements are based on certain assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “seek to,” “potential,” “continue,” “confidence” or words of similar meaning or other statements concerning our and our management’s opinions or judgment about future events.
Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance or achievements of, or trends affecting, us will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of or changes in:
•
market interest rates and their related impacts on macroeconomic conditions, customer and client behavior, our funding costs and our loan and securities portfolios;

•
economic conditions, including inflation and recessionary conditions and their related impacts on economic growth and customer and client behavior;

•
U.S. and global trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, and geopolitical instability;

•
volatility in the financial services sector, including failures or rumors of failures of other depository institutions, along with actions taken by governmental agencies to address such turmoil, and the effects on the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital;

•
legislative or regulatory changes and requirements, including changes in federal, state or local tax laws and changes impacting the rulemaking, supervision, examination and enforcement priorities of the federal banking agencies;

•
the sufficiency of liquidity and changes in our capital position;

•
general economic and financial market conditions, in the United States generally and particularly in the markets in which we operate and which our loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels, U.S. fiscal debt, budget and tax matters, U.S. government shutdowns and slowdowns in economic growth;

•
the impact of purchase accounting with respect to the Sandy Spring acquisition, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine the fair value and credit marks;

S-iv

•
the possibility that the anticipated benefits of our acquisition activity, including our acquisitions of Sandy Spring and American National, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the strength of the economy, competitive factors in the areas where we do business or as a result of other unexpected factors or events;

•
potential adverse reactions or changes to business or employee relationships, including those resulting from our acquisitions of Sandy Spring and American National;

•
our ability to identify, recruit and retain key employees;

•
monetary, fiscal and regulatory policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•
the quality or composition of our loan or investment portfolios and changes in these portfolios;

•
demand for loan products and financial services in our market areas;

•
our ability to manage our growth or implement our growth strategy;

•
the effectiveness of expense reduction plans;

•
the introduction of new lines of business or new products and services;

•
real estate values in our lending area;

•
changes in accounting principles, standards, rules and interpretations, and the related impact on our financial statements;

•
an insufficient allowance for credit losses (“ACL”) or volatility in the ACL resulting from the current expected credit losses methodology, either alone or as that may be affected by changing economic conditions, credit concentrations, inflation, changing interest rates or other factors;

•
concentrations of loans secured by real estate, particularly commercial real estate;

•
the effectiveness of our credit processes and management of our credit risk;

•
our ability to compete in the market for financial services and increased competition from fintech companies;

•
technological risks and developments, and cyber threats, attacks or events;

•
emerging issues related to the development and use of artificial intelligence that could give rise to legal or regulatory action or increase the risk of a cybersecurity attack or the probability that such an attack would be successful;

•
operational, technological, cultural, regulatory, legal, credit and other risks associated with the exploration, consummation and integration of potential future acquisitions, whether involving stock or cash consideration;

•
the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts or public health events (such as pandemics), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of our borrowers to satisfy their obligations to us, on the value of collateral securing loans, on the demand for our loans or our other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on our liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of our business operations and on financial markets and economic growth;

•
performance by our counterparties or vendors;

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deposit flows;

•
the availability of financing and the terms thereof;

•
the level of prepayments on loans and mortgage-backed securities;

S-v

•
actual or potential claims, damages and fines related to litigation or government actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm or other adverse consequences;

•
any event or development that would cause us to conclude that there was an impairment of any asset, including intangible assets, such as goodwill;

•
other factors, many of which are beyond our control; and

•
the risks outlined in “Risk Factors” of this prospectus supplement and in “Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2025.

Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described in the forward-looking statements. Forward-looking statements included herein should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this prospectus supplement. Except as required by law, we undertake no obligation to update or revise any forward-looking statements contained in this prospectus supplement, the accompanying prospectus or any free-writing prospectus, whether as a result of new information, future events or otherwise. The factors discussed herein are not intended to be a complete summary of all risks and uncertainties that may affect our businesses. Though we strive to monitor and mitigate risk, we cannot anticipate all potential economic, operational and financial developments that may adversely impact our operations and our financial results. Forward-looking statements should not be viewed as predictions and should not be the primary basis upon which investors evaluate an investment in our securities.
Any investor in our securities should consider all risks and uncertainties disclosed in our SEC filings described above under the heading “Where You Can Find More Information,” all of which are accessible on the SEC’s website at www.sec.gov.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY
This Prospectus Supplement summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” of this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, to determine whether an investment in the Notes is appropriate for you.
Company Overview
We are a financial holding company and bank holding company organized under the laws of the Commonwealth of Virginia and registered under the Bank Holding Company Act (“BHCA”). We are headquartered in Richmond, Virginia, and provide a wide range of financial services and products to commercial and retail clients through our wholly owned subsidiary bank, Atlantic Union Bank, a Federal Reserve member bank chartered under the laws of the Commonwealth of Virginia. The Bank is headquartered in Richmond, Virginia, and operates branches and ATMs located in Virginia, Maryland, Washington, D.C. and North Carolina. In addition, our non-bank financial services affiliates include Atlantic Union Equipment Finance, Inc., which provides equipment financing; AUB Investments, Inc., which provides investment services; and Atlantic Union Capital Markets, Inc., which provides capital market services.
Our Corporate Information
Our common stock trades on the New York Stock Exchange under the symbol “AUB.” We maintain a website at www.atlanticunionbank.com. Information contained on our website is not, and should not be interpreted to be, part of this prospectus supplement or the accompanying prospectus. Our address and telephone number are 4300 Cox Road, Glen Allen, Virginia 23060 and (804) 633-5031. For more information about us, see “Where You Can Find More Information.”
Recent Developments
Preliminary Second Quarter Results
On July 21, 2026, we announced our anticipated results for the three and six months ended June 30, 2026. Our earnings release and related investor presentation were furnished to the SEC in a Current Report on Form 8-K, which is not incorporated by reference into this prospectus supplement. The tables and discussion below present highlights of our unaudited preliminary results of operations and financial condition as of June 30, 2026, and for the periods indicated. While we believe the financial information in the earnings release and herein fairly presents, in all material respects, our results of operations and financial condition for the three and six months ended June 30, 2026, the preparation of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 that we will file with the SEC could result in changes to the unaudited preliminary financial results presented below. The financial information from our preliminary financial results is not a comprehensive statement of our financial results for such period and has not been audited or subject to review procedures by our independent registered public accounting firm.
Our full unaudited financial statements for the three and six months ended June 30, 2026 will not be available until after this offering is completed and, consequently, will not be available to you before your investment decision with respect to this offering.
The following should be read in conjunction with our consolidated financial statements and related notes, as well as management’s discussion and analysis of financial condition and results of operations, in our filings with the SEC that are incorporated by reference herein and the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement and similar sections in our filings with the SEC that are incorporated by reference herein.

In the three months ended June 30, 2026, net income available to common shareholders was $158.0 million, or $1.11 per diluted share, an increase of $38.8 million in comparison to the prior quarter. Net income available to common shareholders for the three months ended March 31, 2026 was $119.2 million, or $0.84 per diluted share.
Net Interest Income and Margin.   Net interest income increased $12.7 million to $325.1 million compared to the prior quarter. Net interest margin was 3.89%, representing a nine basis point increase from the prior quarter.
Capital.   Common equity tier 1 capital ratio increased to approximately 10.4% compared to 10.2% in the prior quarter. During the second quarter of 2026, our Board of Directors authorized a share repurchase program (the “Repurchase Program”) to purchase up to $250 million of our common stock through May 5, 2027 in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and/or Rule 10b-18 under the Exchange Act. As part of the Repurchase Program, approximately 265 thousand common shares (or $10.0 million) were repurchased during the second quarter of 2026 at an average purchase price of $37.76. Approximately $240.0 million remains available under the Repurchase Program for future share repurchases.
Noninterest Income.   Noninterest income increased $35.4 million to $90.2 million for the second quarter of 2026 from $54.8 million in the prior quarter.
Expenses.   Noninterest expense decreased $10.7 million to $199.1 million for the second quarter of 2026 from $209.8 million in the prior quarter. The decrease was primarily driven by a $9.0 million reduction in pre-tax merger-related costs compared to the prior quarter, as well as a $1.8 million decrease in marketing and advertising expense and a $1.1 million decrease in salaries and benefits expense, primarily due to a seasonal decrease in payroll taxes and 401(k) contribution expenses. These decreases were partially offset by a $1.6 million increase in other expenses.
Loans.   During the second quarter of 2026, total loans held for investment (“LHFI”) increased approximately $726.8 million to $28.7 billion compared to $27.9 billion as of March 31, 2026. The increase was primarily due to higher balances in the commercial and industrial as well as construction and land development loan portfolios.
Deposits.   Deposits totaled $30.5 billion, a $77.0 million increase compared to $30.4 billion as of March 31, 2026. The increase was primarily driven by an increase in interest-bearing deposits, partially offset by a decrease in demand deposits.
Credit Losses and Asset Quality.   For the second quarter of 2026, we recorded a provision for credit losses of $11.7 million, compared to $2.7 million in the prior quarter. The increase in the provision for credit losses from the prior quarter primarily reflects the reserve build associated with loan portfolio growth during the second quarter of 2026. Nonperforming assets as a percentage of total LHFI was 0.39% at June 30, 2026, an increase of 3 basis points from the prior quarter and included nonaccrual loans of $110.9 million.
Non-GAAP Financial Measures
In addition to our results presented in accordance with the accounting principles generally accepted in the United States (“GAAP”), our preliminary results contain supplemental financial information that has been derived by methods other than GAAP. We have presented the following non-GAAP financial measures because we believe that these measures provide useful and comparative information to assess trends in our results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how we evaluate our performance internally to investors and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors should recognize that our presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures, and we strongly encourage a review of our consolidated financial statements in their entirety. The non-GAAP financial measures are reconciled to the most directly comparable GAAP measures in the following table.

(Dollars in thousands)	Three months ended June 30, 2026
Operating Efficiency Ratio:
Noninterest expense (GAAP)	$199,136
Less: Amortization of intangible assets	15,136
Less: Merger-related costs	—
Adjusted operating noninterest expense (non-GAAP)	$184,000
Noninterest income (GAAP)	$90,248
Less: Gain on sale of securities	4
Less: Gain on sale of equity interest in Bearing Insurance Group, LLC	32,350
Adjusted operating noninterest income (non-GAAP)	$57,894
Net interest income (GAAP)	$325,118
Noninterest income (GAAP)	90,248
Total revenue (GAAP)	$415,366
Net interest income (GAAP)	$325,118
FTE adjustment	4,561
Net interest income (FTE) (non-GAAP)	$329,679
Adjusted operating noninterest income (non-GAAP)	57,894
Total adjusted revenue (FTE) (non-GAAP)	$387,573
Efficiency ratio (GAAP)	47.94%
Efficiency ratio (FTE) (non-GAAP)(1)	47.42%
Adjusted operating efficiency ratio (FTE) (non-GAAP)(2)	47.47%

(1)
Calculated as Noninterest expense (GAAP) divided by the sum of Net interest income (FTE) (non-GAAP) and Noninterest income (GAAP).

(2)
Calculated as Adjusted operating noninterest expense (non-GAAP) divided by Total adjusted revenue (FTE) (non-GAAP).

The Company believes net interest income (FTE), total adjusted revenue (FTE), efficiency ratio (FTE) and adjusted operating efficiency ratio (FTE) provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing the yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components. The adjusted operating efficiency ratio (FTE) excludes, as applicable, the amortization of intangible assets, merger-related costs, gain on sale of securities, and gain on sale of equity interest in Bearing Insurance Group, LLC. This measure is similar to the measure used by us when analyzing corporate performance and is also similar to the measure used for incentive compensation. We believe this adjusted measure provides investors with important information about the continuing economic results of our operations.
The foregoing is preliminary and only a summary and is not intended to be a comprehensive statement of our financial results. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. Ernst & Young LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.
Financial statements as of and for the three and six months ended June 30, 2026 will be included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, to be filed with the SEC.

THE OFFERING
The following summary contains selected information about the Notes and this offering and is not complete. It does not contain all the information that is important to you and that you should consider before making a decision to invest in the Notes. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled “Description of the Notes.” To the extent the following summary information is inconsistent with the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
Issuer
Atlantic Union Bankshares Corporation.
Securities Offered
6.25% Fixed-to-Floating Rate Subordinated Notes due 2036.
Aggregate Principal Amount
$250,000,000.
Issue Price
100.00%.
Maturity Date
The Notes will mature on August 1, 2036.
Interest Rate
From and including July 30, 2026, to, but excluding August 1, 2031, or the date of earlier redemption (the “fixed rate period”), the Notes will bear interest at a fixed rate of 6.25% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing on February 1, 2027. The last fixed rate interest payment date for the fixed rate period will be August 1, 2031.
From and including August 1, 2031, to, but excluding the maturity date or the date of earlier redemption (the “floating rate period”), the Notes will bear interest at an annual floating rate equal to the Three-Month Term SOFR, or such other Benchmark rate, plus 213 basis points for each quarterly interest period during the floating rate period payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2031; provided, however, that in the event the Three-Month Term SOFR (or other applicable Benchmark rate) is less than zero, the Three-Month Term SOFR (or other applicable Benchmark rate) shall be deemed to be zero.
For each interest period during the floating rate period, Three-Month Term SOFR means the rate for Term SOFR for a tenor of three months that is published by the Term SOFR Administrator at the Reference Time for any interest period, as determined by the Calculation Agent (as defined herein) after giving effect to the Three-Month Term SOFR Conventions (each as defined under “Description of the Notes”).
If the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date (each as defined under “Description of the Notes”) have occurred with respect to Three-Month Term SOFR, then the provisions under “Description of the Notes — Effect of Benchmark Transition Event,” which are referred to herein as the benchmark transition provisions, will thereafter apply to all determinations of the interest rate on the Notes for each Interest Period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each Interest Period during the floating rate period will be an annual rate equal to the Benchmark Replacement (as defined under “Description of the Notes”) plus 213 basis points.

Interest Payment Dates
Until but excluding August 1, 2031, we will pay interest on the Notes semi-annually on February 1 and August 1 of each year, commencing on February 1, 2027.
From and including August 1, 2031 to but excluding the maturity date or date of earlier redemption, we will pay interest on the Notes quarterly on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2031.
Record Dates
The 15th calendar day immediately preceding the applicable interest payment date, whether or not a Business Day.
Day Count Convention
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding August 1, 2031 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.
No Guarantees
The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”
Ranking
The Notes will be our unsecured subordinated obligations and:
•
will rank junior in right of payment to all of our existing and future Senior Indebtedness (as defined in the Indenture), all as described under “Description of the Notes — Subordination of the Notes” in this prospectus supplement;

•
will rank equal in right of payment and upon our liquidation with all of our existing and future unsecured subordinated indebtedness, including our (i) 4.25% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “2029 Notes”), (ii) 2.875% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “2031 Notes”) and (iii) 3.875% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “2032 Notes”);

•
will rank senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries;

•
will be effectively subordinated to any of our future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•
will be structurally subordinated to the existing and future indebtedness of our subsidiaries, including, without limitation, the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

As of March 31, 2026, on a consolidated basis, we had no outstanding secured indebtedness that ranked structurally senior to the Notes and $608.0 million of outstanding subordinated debt securities that rank equal in right of payment to the Notes. As of March 31, 2026, on a consolidated basis, we had approximately $31.5 billion of liabilities to which the Notes will be structurally subordinated. The Indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.
Optional Redemption
We may, at our option, redeem the Notes before the maturity date, in whole or in part, beginning with the interest payment date of

August 1, 2031, and on any date thereafter, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under applicable laws or regulations, including capital regulations, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption; provided, however, that interest due on an interest payment date falling on or prior to the applicable redemption date will be payable to the holders of the Notes as of the record date for such interest payment date.
Special Redemption
We may also redeem the Notes at any time, including prior to August 1, 2031, at our option, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under applicable laws or regulations, including capital regulations, upon the occurrence of a “Tax Event,” a “Tier 2 Capital Event” or a “1940 Act Event” (each as defined herein), in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to but excluding the redemption date; provided, however, that interest due on an interest payment date falling on or prior to the applicable redemption date will be payable to the holders of the Notes as of the record date for such interest payment date. For more information, see “Description of the Notes — Redemption” in this prospectus supplement.
Events of Default; Remedies
The Notes will contain customary payment, covenant and insolvency events of default. The Trustee and the holders of the Notes may not accelerate the maturity of the Notes upon the occurrence of any payment or covenant event of default. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the Notes will become immediately due and payable upon a declaration thereof by the Trustee or the holders of 25% in aggregate principal amount of the outstanding Notes. In the event of such an acceleration of the maturity of the Notes, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the Notes. For more information, see “Description of the Notes — Defaults; Events of Default; Limitation on Suits” in this prospectus supplement.
Sinking Fund
There is no sinking fund for the Notes.
Further Issuances
The Notes will initially be limited to an aggregate principal amount of $250.0 million. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series.
Use of Proceeds
We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $246.9 million. We intend to use the net proceeds from this offering (i) to repay $168.0 million aggregate principal amount of our outstanding 2029 Notes, plus accrued interest, and (ii) for general corporate purposes, including providing capital to the Bank to support its growth. A conditional notice of redemption was delivered to the holders of such notes with respect to the redemption of all of the outstanding principal amount of such notes. The redemption of our 2029 Notes is contingent on this offering of the Notes and the amount of proceeds resulting from this offering. For more information, see “Use of Proceeds” in this prospectus supplement.
Form and Denomination
The Notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing
The Notes will not be listed on any securities exchange.
Governing Law
The Notes and the Indenture will be governed by the laws of the State of New York.
Trustee
U.S. Bank Trust Company, National Association.
No Prior Market
The Notes will be new securities for which there is no existing market. Although the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the Notes will develop or be maintained.
Risk Factors
An investment in the Notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.
Conflicts of Interest
We and Piper Sandler Companies, the parent company of Piper Sandler & Co., an underwriter of this offering, have one or more 10% shareholders in common. This is deemed a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not required to participate in this offering because the securities offered are investment grade rated. Piper Sandler & Co. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.

RISK FACTORS
An investment in the Notes involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as well as the other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before deciding whether an investment in the Notes is suitable for you. See “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. This prospectus supplement is qualified in its entirety by these risk factors.
The Notes are unsecured and subordinated to our existing and future Senior Indebtedness.
The Notes will be our unsecured, subordinated obligations and will be subordinated in right of payment to all of our existing and future Senior Indebtedness (as defined in “Description of the Notes — Subordination of the Notes” in this prospectus supplement), whether secured or unsecured, including claims of depositors and general creditors. As of March 31, 2026, on a consolidated basis, we had no outstanding secured indebtedness that ranked structurally senior to the Notes and $608.0 million of outstanding subordinated debt securities that rank equal in right of payment to the Notes. As of March 31, 2026, on a consolidated basis, we had approximately $31.5 billion of liabilities to which the Notes will be structurally subordinated. We may incur substantial additional indebtedness, including additional Senior Indebtedness and indebtedness ranking senior to or on a parity with the Notes in the future.
In the event that we become insolvent, are placed in receivership or conservatorship, or are liquidated or reorganized, Senior Indebtedness and secured indebtedness will be entitled to be paid in full from our assets before any payment may be made with respect to the Notes. Holders of the Notes will participate in our remaining assets, if any, ratably with all holders of our unsecured, subordinated indebtedness that is on a parity with the Notes. In any of the foregoing events, we may not have sufficient assets to pay all amounts owing on the Notes and other parity indebtedness. See “Description of the Notes.”
The Notes are structurally subordinated to the obligations of our subsidiaries, and the holders of those obligations will be entitled to receive payment in full of those obligations before we participate in any distribution of the assets of our subsidiaries in the event of their liquidation or insolvency.
The Notes are unsecured, subordinated obligations solely of the Company and are not obligations of our subsidiaries or any of our affiliates. The Bank is a separate and distinct legal entity from us and our other subsidiaries. Our subsidiaries have no obligation to pay us any amounts, including any dividends, to make any other distributions or to provide us with funds to meet any of our obligations. Our rights and the rights of our creditors, including the holders of the Notes, to participate in any distribution of the assets of our subsidiaries (either as a shareholder or as a creditor), upon a liquidation, reorganization, insolvency or receivership of any such subsidiary (and the consequent right of the holders of the Notes to participate in those assets after repayment of our Senior Indebtedness), will be subject to the claims of the creditors of such subsidiary, including depositors. As a consequence of the foregoing, the Notes are structurally subordinated to the liabilities of our subsidiaries.
Payments on the Notes will depend on receipt of dividends and distributions from our subsidiaries.
We are a bank holding company and conduct substantially all of our operations through subsidiaries, including the Bank. We depend on dividends, distributions and other payments from our subsidiaries to meet our obligations, including to fund payments on the Notes.
Federal and state banking regulations limit dividends from our bank subsidiaries to us. Generally, banks are prohibited from paying dividends when doing so would cause them to fall below regulatory minimum capital levels. Additionally, limits exist on banks paying dividends in excess of net income for specified periods. The total amount available for payment of dividends by the Bank was approximately $362.7 million at March 31, 2026, based on the Bank’s net income for the quarterly period ended March 31, 2026 and the two prior years. If this amount had been fully distributed as of March 31, 2026, the Bank would have maintained enough capital to be considered well-capitalized at that date. In addition, federal bank regulatory agencies have the authority to prohibit the Bank from engaging in unsafe or unsound practices in conducting its business. The payment of dividends or other transfers of funds to us, depending on the financial condition of the Bank, could be deemed an unsafe or unsound practice.
Dividend payments from the Bank would also be prohibited under the “prompt corrective action” regulations of federal bank regulators if the Bank is, or after payment of such dividends would be, undercapitalized under such regulations. In addition, the Bank is subject to restrictions under federal law that limit its ability to transfer funds or other items of value to us and our non-bank subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value. Unless an exemption applies, these transactions by the Bank with us are limited to 10% of the Bank’s capital stock and surplus and, with respect to all such transactions with affiliates in the aggregate, to 20% of the Bank’s capital stock and surplus. Moreover, loans and extensions of credit by the Bank to its affiliates, including us, generally are required to be secured in specified amounts. A bank’s transactions with its non-bank affiliates also are required generally to be on arm’s-length terms.
Accordingly, we can provide no assurance that we will receive dividends or other distributions from our bank subsidiary and our other subsidiaries in an amount sufficient to pay interest on or principal of the Notes.
We may not be able to generate sufficient cash to service all of our debt, including the Notes.
Our ability to make scheduled payments of principal and interest, or to satisfy our obligations in respect of our debt or to refinance our debt, will depend on the future performance of our operating subsidiaries. Prevailing economic conditions (including interest rates), regulatory constraints, including, without limitation, limiting distributions to us from the Bank and required capital levels with respect to the Bank and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. Our subsidiaries may not be able to generate sufficient cash flows from operations, or we may be unable to obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt at or before maturity. We may not be able to refinance any of our debt when needed (including, without limitation, upon commencement of the floating rate period) on commercially reasonable terms or at all.
Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes.
As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve Board regarding capital adequacy. We intend to treat the Notes as “Tier 2 capital” under these rules and guidelines. The Federal Reserve Board guidelines generally require us to review the effects of the cash payment on Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and Federal Reserve Board regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Bank and commit resources to their support, including, without limitation, the guarantee of their capital plans if they are undercapitalized. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.
If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, then the bankruptcy trustee would be deemed to have assumed, and would be required to cure immediately, any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of the Bank, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

The Notes are not savings accounts or deposits of any bank, are not insured by the FDIC or any other governmental agency and are not guaranteed by any of our affiliates.
The Notes are unsecured, subordinated obligations solely of the Company. The Notes are not savings accounts or deposits of any bank, including that of the Bank, and are not insured by the FDIC or any other governmental agency. Accordingly, the Notes are subject to investment risk, including, without limitation, loss of principal. The Notes are not obligations of, nor are they guaranteed by, the Bank or any of the Bank’s affiliates or subsidiaries and may not be used as collateral for a loan from the Bank. There are no other arrangements that enhance the seniority of the Notes in relation to our Senior Indebtedness.
The Notes are subject to limited rights of acceleration and may only be accelerated in the event we are subject to any insolvency, receivership, conservatorship, liquidation or a similar proceeding.
Payment of principal of the Notes may be accelerated by the trustee or the holders of the Notes only in the event of our insolvency, receivership, conservatorship, liquidation or similar proceeding. Thus, you have no right to accelerate the payment of principal of the Notes if we fail in the performance of any of our other obligations under the Notes. The Federal Reserve Board could seek to require us to obtain prior regulatory approval to pay interest on the Notes if our capital was determined to be insufficient by the Federal Reserve Board or would be deemed by the Federal Reserve Board insufficient upon such payment.
The limited covenants relating to the Notes do not protect you. We have the ability to issue additional subordinated notes or incur additional debt under the terms of the Notes or otherwise.
The covenants in the Notes are limited. The Notes do not limit our ability to issue additional subordinated notes or to incur additional debt, including Senior Indebtedness and other indebtedness of any type. Our incurrence of additional debt or liabilities may adversely affect our ability to pay our obligations on the Notes, the credit ratings on the Notes and the liquidity and market values of our Notes. The Notes contain no restrictions on granting security interests or liens on our assets or issuing or repurchasing our other securities. In addition to our currently outstanding indebtedness and any additional indebtedness we may incur pursuant to this offering, we may be able to borrow substantial additional indebtedness, including Senior Indebtedness, in the future. If new indebtedness is incurred in addition to our current debt levels, the related risks that we now face could increase. As a result, the Notes generally do not protect you in the event of an adverse change in our financial condition or results of operations.
In addition, we are not required to maintain any financial ratios or specific levels of capital and surplus or liquidity in connection with the Notes. The Notes will not contain any provision that would provide protection to their holders against a decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring of us or our affiliates or significant sales of our and our affiliates’ capital stock by the holders of such stock or any other event involving us or our affiliates that may adversely affect our credit quality.
If an active and liquid trading market for the Notes does not develop or continue, the market price of the Notes may decline and you may be unable to sell your Notes.
The Notes are a new issue of securities for which there is currently no public market. We do not intend to list the Notes on any national securities exchange or include the Notes in any automated dealer quotation system. An active trading market may not develop for the Notes. The Notes may not be exchanged for denominations smaller than $1,000 to facilitate trading or otherwise. Although the underwriters have indicated that they intend to make a market in the Notes, they may, in their discretion, discontinue market-making activities at any time. Even if a trading market for the Notes develops, the market may not be liquid or continue. If an active trading market does not develop or continue, you may be unable to resell your Notes or may only be able to sell them at a substantial discount from your purchase price.
Our credit ratings may not reflect all risks of an investment in the Notes.
Actual or anticipated changes in the credit ratings assigned to the Notes, if any, may not reflect all risks related to our business, the structure and other factors on any trading market, if any, for, or trading value of, the Notes. In addition, actual or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, the Notes. Moreover, ratings do not reflect market prices or suitability of a security for a particular investor. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of investing in the Notes in light of your particular circumstances. Credit ratings are not a recommendation to buy, sell or hold any securities, including the Notes, and may be revised or withdrawn at any time by the credit rating organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Notes, based on their overall view of our industry. If a rating on the Notes, us or our other securities is lowered by a rating agency in the future, the trading price of the Notes could decline significantly.
The price at which you will be able to sell your Notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.
We believe that the value of the Notes in the secondary market, if any, will be affected by the supply and demand of the Notes, their interest rate, ranking and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe certain effects we anticipate on the market value of the Notes of a change in certain factors, assuming all other conditions remain constant.
We expect that the market value of the Notes will be affected by changes or anticipated changes in United States interest rates, including the shape of the yield curve. In general, for example, if United States interest rates increase, the market value of the Notes may decrease.
Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the Notes. See “— Our credit ratings may not reflect all risks of an investment in the Notes.”
The effect of any changes in such factors could be offset, in whole or in part, by other changes. For example, an improvement in our credit rating could be offset by increases in market interest rates.
We may be able to redeem the Notes at any time upon the occurrence of certain events.
By their terms, the Notes may be redeemed by us at any time upon the occurrence of certain events involving the capital or tax treatment of the Notes. In particular, upon our determination in good faith that an event has occurred that would constitute a Tier 2 Capital Event, Tax Event or 1940 Act Event, we may, at our option, redeem in whole, but not in part, the Notes, subject to the approval of the Federal Reserve Board. See “Description of the Notes — Redemption.” If we redeem the Notes, you may not be able to reinvest the redemption price you receive in a similar security.
Investors should not expect us to redeem the Notes on the date they become redeemable or on any particular date after they become redeemable.
The Notes have no mandatory redemption date and are not redeemable at the option of investors. By their terms, the Notes may be redeemed by us at our option, either in whole or in part, on August 1, 2031 and on any date thereafter, or, in whole but not in part, within 90 days of the occurrence of certain changes relating to a tax event, capital event or investment company event, as described below under “Description of the Notes — Redemption.” Any decision we may make at any time to propose a redemption of the Notes will depend upon, among other things, our evaluation of our capital position, including for capital ratio purposes, the composition of our stockholders’ equity and general market conditions at that time. In addition, our right to redeem the Notes is subject to limitations established by the Federal Reserve Board’s guidelines applicable to bank holding companies, and under current regulatory rules and regulations we would need regulatory approval to redeem the Notes. We cannot guarantee that the Federal Reserve Board would approve any redemption of the Notes that we may propose.
The amount of interest payable on the Notes will vary after August 1, 2031.
During the fixed rate period, the Notes will bear interest at a rate of 6.25% per annum. Thereafter, the Notes will bear interest at an annual floating rate equal to the Three-Month Term SOFR, or such other

Benchmark rate, plus a spread of 213 basis points, subject to the applicable provisions under “Description of the Notes — Payment of Principal and Interest.” The per annum interest rate that is determined at the Reference Time for the floating rate Interest Period will apply to the entire quarterly Interest Period following such determination date even if the Benchmark rate increases during that period.
Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters that may impact prevailing interest rates, including, without limitation, economic, financial and political events that are important in determining the existence, magnitude and longevity of market volatility, and other risks and their impact on the value of, or payments made on, the Notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future.
Investors should not rely on indicative or historical data concerning SOFR, including Three-Month Term SOFR.
The interest rate during the floating rate period will be determined using Three-Month Term SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to Three-Month Term SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked Notes, we mean the Notes at any time when the interest rate on the Notes is or will be determined based on SOFR, including Three-Month Term SOFR.
SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The Federal Reserve Bank of New York reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral U.S. Treasury repo transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation, or the FICC, a subsidiary of DTCC. SOFR is filtered by the Federal Reserve Bank of New York to remove a portion of the foregoing transactions considered to be “specials.” According to the Federal Reserve Bank of New York, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.
The Federal Reserve Bank of New York reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as general collateral finance repo transaction data and data on bilateral U.S. Treasury repo transactions cleared through the FICC’s delivery-versus-payment service.
The Federal Reserve Bank of New York states that it obtains information from DTCC Solutions LLC, an affiliate of DTCC. The Federal Reserve Bank of New York currently publishes SOFR daily on its website at apps.newyorkfed.org/markets/autorates/sofr. The Federal Reserve Bank of New York states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.
In 2021, the Alternative Reference Rates Committee (the “ARRC”) convened by the Federal Reserve Board and the Federal Reserve Bank of New York formally recommended the use of the CME Group’s computation of forward-looking SOFR term rates, which are calculated by the CME Group based on SOFR futures. It is currently anticipated that Three-Month Term SOFR, for purposes of the Notes, will be based on the CME Group’s forward-looking SOFR term rates with a tenor of three months.
The Federal Reserve Bank of New York started publishing SOFR in 2018. The Federal Reserve Bank of New York has also started publishing historical indicative SOFRs dating back to 2014, although such historical indicative data inherently involves assumptions, estimates and approximations. Similarly, certain historical Three-Month Term SOFR data is available from the CME Group. Investors should not rely on any such historical data, indicative or otherwise, or on any historical changes or trends in Three-Month Term SOFR as an indicator of the future performance of SOFR or Three-Month Term SOFR.
Changes in Term SOFR and SOFR could adversely affect holders of the Notes.
Because Term SOFR and SOFR are published by the Federal Reserve Bank of New York based on data received from other sources, we have no control over its determination, calculation or publication. There is no assurance that either Term SOFR or SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which Term SOFR or SOFR is calculated is changed, that change may result in a reduction in the amount of interest that accrues on the Notes during the floating rate period, which may adversely affect the trading prices of the Notes. Further, if the Benchmark rate on the Notes during the floating rate period on any determination date declines to zero or becomes negative, the interest rate will be deemed to equal zero. In addition, once the Benchmark rate for the Notes for each Interest Period during the floating rate period is determined by the Calculation Agent on the determination date, interest on the Notes shall accrue at such Benchmark rate for the applicable Interest Period and will not be subject to change during such Interest Period. There is no assurance that changes in Term SOFR or SOFR will not have a material adverse effect on the yield on, value of and market for the Notes.
Any Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR.
Under the benchmark transition provisions of the Notes, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the floating interest rate on the Notes for each Interest Period during the floating rate period will be determined using the next-available Benchmark Replacement (which may include a related Benchmark Replacement Adjustment). However, the Benchmark Replacement may not be the economic equivalent of Three-Month Term SOFR. For example, Compounded SOFR, the first-available Benchmark Replacement, is the compounded average of the daily SOFR calculated in arrears, while Three-Month Term SOFR is intended to be a forward-looking rate with a tenor of three months. In addition, very limited market precedent exists for securities that use Compounded SOFR as the rate basis, and the method for calculating Compounded SOFR in those precedents varies. Further, the ISDA Fallback Rate, which is another Benchmark Replacement, has not yet been established and may change over time.
Holders of the Notes will have no rights against the publishers of SOFR (or, if applicable, the Benchmark Replacement).
Holders of the Notes will have no rights against the publishers of SOFR (or, if applicable, the Benchmark Replacement), even though the amount they receive on each interest payment date after August 1, 2031 will depend on the level of Three-Month Term SOFR (or, if applicable, the Benchmark Replacement). The publishers of SOFR or any Benchmark Replacement rate are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.
The implementation of Benchmark Replacement Conforming Changes could adversely affect holders of the Notes.
Under the benchmark transition provisions of the Notes, if Three-Month Term SOFR has been discontinued or if a particular Benchmark Replacement or Benchmark Replacement Adjustment cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected or formulated by: (i) the Relevant Governmental Body (such as the ARRC); (ii) ISDA; or (iii) in certain circumstances, the Calculation Agent, which may be us. In addition, the benchmark transition provisions expressly authorize the Calculation Agent (which may be us) to make certain changes, which are defined in the terms of the Notes as “Benchmark Replacement Conforming Changes,” with respect to, among other things, the determination of Interest Periods, and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest that accrues on the Notes during any Interest Period during the floating rate period, which could adversely affect the yield on, value of and market for the Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark rate that it is replacing or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark rate that it is replacing.
We, or an affiliate of ours, will or could have authority to make determinations and elections that could affect the return on, value of, and market for the Notes.
Under the terms of the Notes, we may make certain determinations, decisions and elections with respect to the Benchmark rate on the Notes during the floating rate period, including, without limitation, any determination, decision or election required to be made by the Calculation Agent that the Calculation Agent fails to make. We will make any such determination, decision or election in our sole discretion, and any such determination, decision or election that we make could affect the amount of interest that accrues on the Notes during any Interest Period in the floating rate period. If the Calculation Agent fails, when required, to make a determination that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, or fails, when required, to determine the Benchmark Replacement and Benchmark Replacement Adjustment, then we will make those determinations in our sole discretion. Furthermore, we or an affiliate of ours may assume the duties of Calculation Agent. We cannot assure you that we will appoint an independent third-party Calculation Agent at any time. Any exercise of discretion by us under the terms of the Notes, including, without limitation, any discretion exercised by us or by an affiliate acting as Calculation Agent, could present a conflict of interest. In making the required determinations, decisions and elections, we or an affiliate of ours acting as Calculation Agent may have economic interests that are adverse to the interest of the holders of the Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Notes. All determinations, decisions or elections by us, or by us or an affiliate acting as Calculation Agent, under the terms of the Notes will be conclusive and binding absent manifest error.
The use of the net proceeds from the sale of the Notes will be at the discretion of our management and could change depending on unforeseen events or changes in current business conditions or our circumstances.
While our current intention is to use the net proceeds from this offering for (i) the redemption in full of the 2029 Notes and (ii) general corporate purposes, including providing capital to the Bank to support its growth, as discussed further under “Use of Proceeds” below, our management will have broad discretion in the use of the net proceeds from the sale of the Notes. The occurrence of any unforeseen events or change in business conditions could result in the application of the net proceeds of the offering in a manner other than as described in this prospectus supplement.
The financial results presented for the second quarterly period of 2026 are preliminary and subject to the completion of our financial statements for such period.
The preliminary financial information contained in “Prospectus Supplement Summary — Recent Developments” is only preliminary and is based on our earnings release issued on July 21, 2026. Our earnings release and related investor presentation were furnished to the SEC in a Current Report on Form 8-K, which is not incorporated by reference into this prospectus supplement. While we believe the financial information in the earnings release and herein fairly presents, in all material respects, our results of operations and financial condition for the quarter ending June 30, 2026, the preparation of our Quarterly Report on Form 10-Q for the three months ended June 30, 2026 that we will file with the SEC could result in changes to the unaudited preliminary financial results presented herein. The financial information from our preliminary financial results is not a comprehensive statement of our financial results for such period and has not been audited or reviewed by our independent registered public accounting firm. Our actual financial results as of, and for the three and six months ended June 30, 2026 are subject to the completion of our financial statements as of such date, and for such period. Such actual financial results will not be available until after this offering is completed and, consequently, will not be available to you prior to investing in this offering. See the other risks described in this section and the section titled “Cautionary Note Regarding Forward-Looking Statements” for additional information regarding factors that could result in differences between the preliminary and the actual financial results we will report for the three and six months ended June 30, 2026.

USE OF PROCEEDS
We estimate that the net proceeds from this offering, after deducting the underwriting discounts and estimated expenses, will be approximately $246.9 million. We intend to use the net proceeds from this offering (i) to repay $168.0 million aggregate principal amount of our outstanding 2029 Notes, which currently bear interest at the Three-Month Term SOFR plus 262 basis points and a 26 basis point spread adjustment and mature on November 15, 2029, plus accrued interest, and (ii) for general corporate purposes, including providing capital to the Bank to support its growth. A conditional notice of redemption was delivered to the holders of such notes with respect to the redemption of all of the outstanding principal amount of such notes. The redemption of our 2029 Notes is contingent on this offering of the Notes and the amount of proceeds resulting from this offering.
Our management will retain broad discretion to allocate the net proceeds of this offering, and the precise amounts and timing of our use of the net proceeds of this offering will depend upon market conditions, as well as other factors. Until we deploy the proceeds of this offering for the uses described above, we expect to hold such proceeds in cash and short-term investments.

CAPITALIZATION
The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of March 31, 2026:
•
on an actual basis; and

•
on an adjusted basis to give effect to the expected net proceeds of the offering to us (after deducting the underwriting discount and estimated offering expenses payable by us) and the expected use of proceeds of the offering, including the repayment of the 2029 Notes.

This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, which is incorporated by reference into this prospectus supplement.
(dollars in thousands, except per share data)	March 31, 2026
	Actual	As adjusted
	(unaudited)
Cash and cash equivalents	$780,128	$859,028
Liabilities:
Deposits	$30,391,256	$30,391,256
Securities sold under agreements to repurchase	144,605	144,605
Other short-term borrowings	385,000	385,000
Long-term borrowings
Total Trust Preferred Capital Securities	179,000	179,000
Investment in Trust Preferred Capital Securities	5,542	5,542
2029 Notes	168,000	—
2031 Notes	250,000	250,000
2032 Notes	190,000	190,000
Subordinated notes offered hereby	—	250,000
Fair value discount on existing long-term borrowings	(17,560)	(16,766)
Total long-term borrowings	$774,982	$857,776
Other liabilities	566,852	566,852
Total liabilities	$32,262,695	$32,345,489
Stockholders’ equity:
Preferred stock; $10.00 par value, 500,000; 17,250 issued and outstanding, shares at March 31, 2026	$173	$173
Common stock; $1.33 par value, shares authorized 200,000,000; 142,060,496 issued and outstanding, shares at March 31, 2026	188,940	188,940
Additional paid-in capital	3,890,335	3,890,335
Retained earnings	1,251,356	1,251,356
Accumulated other comprehensive income (loss)	(278,488)	(278,488)
Total stockholders’ equity	$5,052,316	$5,052,316
Total liabilities and stockholders’ equity	$37,315,011	$37,397,805
Capital Ratios:
Common equity tier 1 capital to risk-weighted assets	10.21%	10.21%
Tier 1 capital to risk-weighted assets	10.75%	10.75%
Total capital to risk-weighted assets	14.01%	14.49%
Tier 1 leverage to average assets	9.31%	9.31%

DESCRIPTION OF THE NOTES
The Notes will be issued by us pursuant to a Subordinated Indenture, dated as of December 5, 2016, between us and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee, as amended and supplemented by the Third Supplemental Indenture (the “Supplemental Indenture”), to be dated as of July 30, 2026. We refer to the Subordinated Indenture, as supplemented by the Supplemental Indenture, as the “Indenture,” and we refer to U.S. Bank Trust Company, National Association in its capacity as the trustee, as the “Trustee.” The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our subordinated debt securities in the accompanying prospectus, to which description we refer you. Unless otherwise specified, capitalized terms used in this description but not defined in this prospectus supplement have the meanings specified in the Indenture.
The following is a brief description of the Notes and the Indenture. It does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Indenture. Upon written or oral request to us at our address set forth under “Where You Can Find More Information,” we will provide at no cost to the requester copies of the Indenture and the Notes.
General
The Notes will be limited initially to $250.0 million aggregate principal amount. The Notes will mature on August 1, 2036 (the “maturity date”) unless redeemed prior to such date as described below under “— Redemption.” There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, any equity securities, other securities or other assets of ours or any subsidiary of ours.
The maturity of the Notes may not be accelerated in the absence of certain Events of Default. There is no right to accelerate the maturity of the Notes if we fail to pay interest on any Note for 30 days after such payment is due, fail to pay the principal on any Note when due, or fail to perform or breach any other covenant or warranty under any Note or in the Indenture. See “— Defaults; Events of Default; Limitation on Suits.”
As a bank holding company, our ability to make payments on the Notes will depend primarily on the receipt of dividends and other distributions from the Bank. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other distributions to us. See “Part 1 — Item 1 — Business — Supervision and Regulation” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
The Notes are not savings accounts, deposits or other obligations of the Bank or any of our subsidiaries and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes are solely our obligations and are neither obligations of, nor guaranteed by, the Bank, or any of our non-bank subsidiaries.
The Notes will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Payment of Principal and Interest
Payment of the full principal amount of the Notes will be due on August 1, 2036, unless redeemed prior to such date as described below under “— Redemption.” Principal and, in the case of redemption, interest, if any, due on the maturity date or any earlier date of redemption will be payable against presentation and, if the final payment, surrender of the Notes.
The Notes will bear interest (i) at an initial rate of 6.25% per annum, payable semi-annually in arrears on February 1 and August 1 of each year (each, a “fixed rate interest payment date”), commencing on February 1, 2027, from and including July 30, 2026, to, but excluding August 1, 2031 (the “First Reset Date”) and (ii) from and including the First Reset Date (the “floating rate period”) at an annual floating rate equal to the then-current Three-Month Term SOFR (as defined below), or such other Benchmark (as defined below) as determined for the applicable Interest Period (as defined below), plus a spread of 213 basis points, payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year through the maturity date or date of earlier redemption (each, a “floating rate interest payment date,” and together with the fixed rate interest payment dates, the “interest payment dates”), commencing on November 1,

2031. Notwithstanding the foregoing, in the event that Three-Month Term SOFR or other applicable Benchmark rate is less than zero, the Three-Month Term SOFR or the applicable Benchmark rate will be deemed to be zero.
Interest on the Notes will accrue from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes, to but excluding the applicable interest payment date or the maturity date or date of earlier redemption, if applicable (each, an “Interest Period”).
For the purpose of calculating the interest on the Notes for each Interest Period during the floating rate period when the Benchmark (as defined below) is Three-Month Term SOFR, “Three-Month Term SOFR” means the rate for Term SOFR (as defined below) for a tenor of three months that is published by the Term SOFR Administrator (as defined below) at the Reference Time (as defined below) for any Interest Period, as determined by the Calculation Agent (as defined below) after giving effect to the Three-Month Term SOFR Conventions. From the commencement of the floating rate period and as long as any of the Notes are outstanding, we shall take such actions as are necessary to ensure that there will be at all times a Calculation Agent appointed. For the avoidance of doubt, if at any time there is no appointed Calculation Agent, we will act as the Calculation Agent.
The Trustee will not be under any duty to succeed to, assume, or otherwise perform any of the duties of the Calculation Agent, or to appoint a successor or replacement in the event of the Calculation Agent’s resignation or removal or to replace the Calculation Agent in the event of a default, breach, or failure of performance on the part of the Calculation Agent with respect to the Calculation Agent’s duties under the Indenture.
The following definitions apply to the foregoing definition of Three-Month Term SOFR:
“Benchmark” means, initially, Three-Month Term SOFR; provided that if the Calculation Agent determines on or prior to the Reference Time for any Interest Period that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement for such Interest Period and any subsequent Interest Periods.
“Calculation Agent” means the agent appointed by us prior to the commencement of the floating rate period, which may include us or any of our affiliates, or any other successor appointed by us, to act as Calculation Agent.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source. The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not part of this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.
“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is Three-Month Term SOFR, the date that is two Business Days prior to the start of the relevant floating rate Interest Period, or such other time determined by the Calculation Agent after giving effect to the Three-Month Term SOFR Conventions, and (ii) if the Benchmark is not Three-Month Term SOFR, the time determined by the Calculation Agent after giving effect to the Benchmark Replacement Conforming Changes.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the Benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Administrator” means any entity designated by the Relevant Governmental Body as the administrator of Term SOFR (or a successor administrator).
“Three-Month Term SOFR Conventions” means any determination, decision or election with respect to any technical, administrative or operational matter (including with respect to the manner and timing of the publication of Three-Month Term SOFR, or changes to the definition of “Interest Period,” timing and frequency of determining Three-Month Term SOFR with respect to each Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the use of Three-Month Term SOFR as the Benchmark in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for the use of Three-Month Term SOFR exists, in such other manner as the Calculation Agent determines is reasonably necessary).
The terms “Benchmark Replacement,” “Benchmark Replacement Conforming Changes,” “Benchmark Replacement Date,” “Benchmark Transition Event,” and “Corresponding Tenor” have the meanings set forth below under the heading “— Effect of Benchmark Transition Event.”
Notwithstanding the foregoing paragraphs related to the determination of interest, if the Calculation Agent determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR, then the provisions set forth below under the heading “— Effect of Benchmark Transition Event,” which we refer to as the “benchmark transition provisions,” will thereafter apply to all subsequent determinations of the interest rate on the Notes for each Interest Period during the floating rate period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate on the Notes for each Interest Period during the floating rate period will subsequently be an annual rate equal to the Benchmark Replacement plus 213 basis points.
The determination of Three-Month Term SOFR for each relevant Interest Period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the floating interest rate during any floating rate period for each Interest Period during the floating rate period will be maintained on file at the Calculation Agent’s principal offices, and will be provided to the Trustee (to the extent that the Calculation Agent is not the Trustee).
The interest payable on the Notes on any interest payment date, subject to certain exceptions, will be paid to the person in whose name the Notes are registered at the close of business on the 15th calendar day immediately preceding the applicable interest payment, whether or not a Business Day. Interest payable on an interest payment date will be made by wire transfer in immediately available funds in U.S. dollars at the office of the principal paying agent in the City of New York or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the related holders.
In the event that a fixed rate interest payment date or the maturity date or any earlier date of redemption falls on a day that is not a Business Day, then the amounts payable on such date will be paid on the next succeeding Business Day without the accumulation of additional interest. In the event that a floating rate interest payment date falls on a day that is not a Business Day, then such floating rate interest payment date will be postponed to the next succeeding Business Day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding Business Day, and, in each such case, the amounts payable on such Business Day will include interest accrued to but excluding such Business Day.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized or required by law, regulation, or executive order to remain closed.
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months during the fixed rate period, and interest will be computed on the basis of the actual number of days in the relevant Interest Period divided by 360 during the floating rate period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.

Any interest which is payable, but is not punctually paid or duly provided for, on any interest payment date (“Defaulted Interest”) will cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such Defaulted Interest may be paid by us to the person in whose name the Notes are registered at the close of business on a special record date for the payment of Defaulted Interest or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed if such payment shall be deemed practicable by the Trustee.
If the then-current Benchmark is Three-Month Term SOFR, the Calculation Agent will have the right to establish the Three-Month Term SOFR Conventions, and if any of the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period are inconsistent with any of the Three-Month Term SOFR Conventions determined by the Calculation Agent, then the relevant Three-Month Term SOFR Conventions will apply. Furthermore, if the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR at any time when any of the Notes are outstanding, then the foregoing provisions concerning the calculation of the interest rate and interest payments during the floating rate period will be modified in accordance with the benchmark transition provisions.
Payment of principal on the Notes may be accelerated only in the case of certain bankruptcy, insolvency, receivership or similar events. See “— Defaults; Events of Default; Limitation on Suits.”
No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
Ranking
The Notes are our general unsecured, subordinated obligations and are:
•
junior in right of payment to all of our existing and future Senior Indebtedness as discussed below;

•
equal in right of payment and upon our liquidation with all of our existing and future unsecured subordinated indebtedness, including our 2029 Notes, 2031 Notes and 2032 Notes;

•
senior to our obligations relating to any outstanding junior subordinated debt securities issued to our capital trust subsidiaries;

•
effectively subordinated to any of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•
structurally subordinated to the existing and future indebtedness of our subsidiaries, including, without limitation, the Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

Subordination of the Notes
Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Indebtedness. “Senior Indebtedness” is defined in the Indenture to mean all of our:
•
indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments;

•
deferred obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

•
obligations, contingent or otherwise, under letters of credit, bankers’ acceptances, security purchase facilities and similar transactions;

•
capital lease obligations;

•
obligations with respect to interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity contracts and other similar agreements;

•
guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

•
any obligations of ours to our general creditors (as defined for purposes of the capital adequacy regulations of the Federal Reserve);

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking equally with the Notes or ranking junior to the Notes.
All liabilities of the Bank and our other subsidiaries, including, without limitation, the Bank’s depositors, liabilities to general creditors and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the Notes to the extent of the assets of such subsidiaries. Because we are a bank holding company, our right and the rights of our creditors, including holders of the Notes, to participate in any distribution of assets of any of our subsidiaries upon their liquidation, reorganization, dissolution, winding up or otherwise would be subject to the prior claims of creditors of that subsidiary (except to the extent that we are a creditor with a recognized claim). In the event of any such distribution of assets of the Bank, due in part to its status as an insured depository institution, the claims of depositors and other general or subordinated creditors of the Bank would be entitled to priority over claims of shareholders of the Bank, including us as its parent holding company, and any creditor of ours, such as holders of the Notes. As of March 31, 2026, on a consolidated basis, we had no outstanding Senior Indebtedness and had $608.0 million of indebtedness that would rank pari passu to the Notes. As of March 31, 2026, on a consolidated basis, we had approximately $31.5 billion of liabilities to which the Notes will be structurally subordinated.
Over the term of the Notes, we will need to rely primarily on dividends from the Bank, which is a state chartered bank, to generate our cash flow to pay interest and principal on our outstanding debt obligations, and to make dividends to our shareholders and other payments on our other securities. Federal and state law and regulation impose certain restrictions on the ability of the Bank to pay dividends to us. See “Risk Factors” above. In addition, our transactions with the Bank are subject to a range of qualitative and quantitative restrictions, including restrictions on the ability of the Bank to make any extensions of credit to us or certain of our affiliates and to invest in our stock or securities. These restrictions prevent us from borrowing from the Bank unless the loans are secured by sufficient collateral and meet other criteria, and also limit the amount of the Bank’s transactions with us to a percentage of the Bank’s capital stock and surplus. These Bank dividend and affiliate transaction restrictions may limit our access to sufficient cash flow to make payments on the Notes.
In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition or other similar proceeding relating to us or our property, any proceeding for the liquidation, dissolution or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our Senior Indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Indebtedness will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. In the event and during the continuation of any default in the payment of the principal of, or any premium or interest on any Senior Indebtedness beyond any applicable grace period with respect to such Senior Indebtedness, or in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or the Trustee or agent on behalf of the holders of such Senior Indebtedness) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived, or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by us on account of the principal of, or interest on, the Notes.
In the event of our bankruptcy or insolvency, holders of our Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.
The Notes do not contain any limitation on the amount of Senior Indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that may be hereafter incurred by us or our subsidiaries.
No Additional Amounts
In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax or assessment. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the Notes, see “Material U.S. Federal Income Tax Considerations.”
Redemption
We may, at our option, redeem the Notes before the maturity date, in whole or in part, beginning with the interest payment date of August 1, 2031, and on any date thereafter, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under applicable laws or regulations, including capital regulations, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption; provided, however, that interest due on an interest payment date falling on or prior to the applicable redemption date will be payable to the holders of the Notes as of the record date for such interest payment date. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the Notes at any time, including before August 1, 2031, in whole but not in part, subject to obtaining the prior approval of the Federal Reserve Board to the extent such approval is then required under applicable laws or regulations, including capital regulations, at a price equal to 100% of the principal amount of the Notes being redeemed plus interest that is accrued and unpaid to but excluding the date of redemption; provided, however, that interest due on an interest payment date falling on or prior to the applicable redemption date will be payable to the holders of the Notes as of the record date for such interest payment date, upon the occurrence of:
•
a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities; (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation; or (d) a threatened challenge asserted in writing in connection with an audit of our federal income tax returns or positions or a similar audit of any of our subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or, within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes;

•
a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that as a result of (a) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve Board and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Notes; (b) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Notes; or (c) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, regulations or policies with respect thereto that is announced after the initial issuance of the Notes, in each case, there is more than an insubstantial risk that we will not be entitled to treat the Notes then outstanding as Tier 2 capital (or its equivalent) for purposes of the capital adequacy rules or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Note is outstanding; or

•
a “1940 Act Event,” defined in the Indenture to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

In the event of any redemption of the Notes, a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) shall be delivered to each holder of Notes to be redeemed not less than 10 nor more than 60 days prior to the applicable redemption date.
Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the Notes. If any certificated, non-Global Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A replacement Note in certificated form in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original certificated Note. The Notes are not subject to redemption or prepayment at the option of the holders.
Tier 2 Capital
The Notes are intended to qualify as Tier 2 capital under the Federal Reserve Board’s rules regarding capital adequacy, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:
•
be unsecured;

•
have a minimum original maturity of at least five years;

•
be subordinated and junior in right of payment to our existing and future Senior Indebtedness and, upon our liquidation, to our existing and future general creditors;

•
not contain provisions permitting the holders of the Notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of us or the Bank; and

•
only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the Federal Reserve Board to the extent then required under applicable laws or regulations, including capital regulations.

Defaults; Events of Default; Limitation on Suits
Under the Indenture, an event of default will occur with respect to the Notes only: (i) if we fail to pay interest on the Notes as and when due and such failure continues for 30 days; (ii) if we fail to pay the principal of the Notes as and when due; (iii) if we breach any covenant or agreement contained in the Indenture and such failure continues for 90 days following notice of the same; (iv) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to us or the Bank that continues unstayed and in effect for a period of 60 consecutive days; or (v) if we or the Bank commence a bankruptcy or insolvency proceeding, consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding, consent to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official, make a general assignment for the benefit of creditors, or fail generally to pay our or its debts as they become due.
If an event of default listed in item (iv) or (v) above occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal amount of the Notes, together with accrued and unpaid interest, if any, to be immediately due and payable.
There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable, and such default continues for a period of 30 consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to the performance of any covenant or agreement in the Indenture.
The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes, unless such holders shall have provided to the Trustee indemnity or security acceptable to the Trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.
No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:
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such holder has previously given written notice to the Trustee of a continuing event of default with respect to the Notes;

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the holders of not less than 25% in principal amount of the outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

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such holder or holders have provided to the Trustee indemnity acceptable to the Trustee against the costs, expenses and liabilities which may be incurred in complying with such request;

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the Trustee for 60 days after its receipt of such notice, request and indemnity has failed to institute any such proceeding; and

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no direction inconsistent with such written request has been received by the Trustee during such 60-day period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.
Modification and Waiver
The Indenture provides that we and the Trustee may modify or amend the Indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Note affected thereby:
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change the maturity date of the principal of, or any installment of interest on, any Note;

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reduce the principal amount or rate of interest of any Note;

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reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required to modify or amend the Indenture, for any supplemental indenture, or for any waiver of compliance with certain provisions of the Indenture or certain defaults and the consequences thereof under the Indenture;

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impair the right to institute suit for the enforcement of any payment on or with respect to the Notes;

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modify the provisions of the Indenture with respect to subordination of the Notes in a manner adverse to the holders of the Notes.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note.
Legal Defeasance and Covenant Defeasance
We may choose to either discharge our obligations under the Indenture with respect to the Notes in a legal defeasance, or to release ourselves from certain or all of our covenant restrictions under the Indenture with respect to the Notes in a covenant defeasance. We may do so after we irrevocably deposit with the Trustee for the benefit of the holders of the Notes sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the maturity date or a redemption date of the Notes. If we choose the legal defeasance option, the holders of the Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.
We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or a change in the applicable federal income tax law. We may not have a default under the Indenture or the Notes on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act (as defined in the Indenture) and may not result in our becoming an investment company in violation of the Investment Company Act of 1940, as amended. The discharge may not violate any of our agreements to which we are a party or by which we are bound.
Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve Board and any additional requirements that the Federal Reserve Board may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation, or policy subsequent to the original issue date of the Notes, the Federal Reserve Board no longer requires that defeasance of the Notes be subject to Federal Reserve Board approval in order for the Notes to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve Board will be required for such defeasance.
Effect of Benchmark Transition Event
Benchmark Replacement.   If the Calculation Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes during the floating rate period in respect of such determination on such date and all determinations on all subsequent dates.
Benchmark Replacement Conforming Changes.   In connection with the implementation of a Benchmark Replacement, the Calculation Agent will have the right to make Benchmark Replacement Conforming Changes from time to time.

Certain Defined Terms.   As used herein:
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment (as defined below) for such Benchmark; provided that if (a) the Calculation Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date (as defined below) or (b) the then-current Benchmark is Three-Month Term SOFR and a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month Term SOFR (in which event no Interpolated Benchmark (as defined below) with respect to Three-Month Term SOFR shall be determined), then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:
(1)   Compounded SOFR (as defined below);
(2)   the sum of: (a) the alternate rate that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;
(3)   the sum of: (a) the ISDA Fallback Rate (as defined below) and (b) the Benchmark Replacement Adjustment; and
(4)   the sum of: (a) the alternate rate that has been selected by the Calculation Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor, giving due consideration to any industry-accepted rate as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate securities at such time, and (b) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Calculation Agent as of the Benchmark Replacement Date:
(1)   the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement (as defined below);
(2)   if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment (as defined below); and
(3)   the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Calculation Agent giving due consideration to any industry-accepted spread adjustment or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate securities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates with respect to each Interest Period and making payments of interest, rounding of amounts or tenors and other administrative matters) that the Calculation Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Calculation Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Calculation Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Calculation Agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)   in the case of clause (1) of the definition of “Benchmark Transition Event,” the relevant Reference Time in respect of any determination;

(2)   in the case of clause (2) or (3) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(3)   in the case of clause (4) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, for purposes of the definitions of Benchmark Replacement Date and Benchmark Transition Event, references to the Benchmark also include any reference rate underlying the Benchmark (for example, if the Benchmark becomes Compounded SOFR, references to the Benchmark would include SOFR).
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)   if the Benchmark is Three-Month Term SOFR, (a) the Relevant Governmental Body has not selected or recommended a forward-looking term rate for a tenor of three months based on SOFR, (b) the development of a forward-looking term rate for a tenor of three months based on SOFR that has been recommended or selected by the Relevant Governmental Body is not complete or (c) we determine that the use of a forward-looking rate for a tenor of three months based on SOFR is not administratively feasible;
(2)   a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark, or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(4)   a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Calculation Agent in accordance with:
(1)   the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:
(2)   if, and to the extent that, the Calculation Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Calculation Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate securities at such time.
For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment (if applicable) and the spread of 213 basis points per annum.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.
“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor, and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“ISDA” means the International Swaps and Derivatives Association, Inc. or any successor.
“ISDA Definitions” means the 2021 ISDA Definitions published by ISDA, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor, excluding the applicable ISDA Fallback Adjustment.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
The terms “Federal Reserve Bank of New York’s Website,” “Reference Time,” “Relevant Governmental Body,” “SOFR,” and “Term SOFR” have the meanings set forth above under the heading “— Payment of Principal and Interest.”
Determinations and Decisions
The Calculation Agent is expressly authorized to make certain determinations, decisions and elections under the terms of the Notes, including with respect to the use of Three-Month Term SOFR as the Benchmark for the floating rate period and under the benchmark transition provisions. Any determination, decision or election that may be made by the Calculation Agent under the terms of the Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:
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will be conclusive and binding on the holders of the Notes and the Trustee absent manifest error;

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if made by us as Calculation Agent, will be made in our sole discretion;

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if made by a Calculation Agent other than us, will be made after consultation with us, and the Calculation Agent will not make any such determination, decision or election to which we reasonably object; and

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notwithstanding anything to the contrary in the Indenture, shall become effective without consent from the holders of the Notes, the Trustee, or any other party.

Satisfaction and Discharge
We may discharge our obligations under the Indenture with respect to the Notes (except for certain surviving obligations) if either: (x) all outstanding Notes have been delivered for cancellation; or (y)(A) (i) all outstanding Notes have become due and payable or will become due and payable at their maturity date within one year; or (ii) all outstanding Notes are scheduled for redemption within one year, (B) we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding Notes and any other sums due on the maturity date or a redemption date and all other amounts due under the Indenture and (C) we have satisfied certain other requirements set forth in the Indenture.

Further Issuances
We may from time to time, without notice to, or the consent of, the holders of the Notes, create and issue additional notes that rank equally with the Notes offered hereby and are identical in all respects to the Notes except for their issuance date, issue price and first interest payment date; provided that such additional notes either will be fungible with the Notes offered hereby for U.S. federal income tax purposes or will be issued under a separate CUSIP number. Such additional notes will be consolidated and form a single series with the Notes offered hereby under the Indenture.
Consolidation, Merger and Sale of Assets
The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease our assets substantially as an entirety to us if, in such case, we are not the surviving entity, unless:
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if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any of its states, or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance or observance of our covenants under the Indenture;

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immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice, lapse of time or both, would become an event of default, shall have happened and be continuing; and

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we have complied with our obligations to deliver certain documentation to the Trustee.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures
The Notes will be issued only in fully registered form, without interest coupons. The Notes will be issued only in minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof. The Notes will not be issued in bearer form. The Notes sold in this offering will be issued only against payment in immediately available funds.
Global Notes
The Notes will be issued in the form of one or more registered notes in global form, without interest coupons (which we refer to as the “Global Notes”).
Upon issuance, each of the Global Notes will be deposited with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in each Global Note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
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upon deposit of each Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC participants designated by the underwriters; and

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ownership of beneficial interests in each Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.
Exchanges Among Global Notes
Beneficial interests in one Global Note may generally be exchanged for interests in another Global Note. A beneficial interest in a Global Note that is transferred to a person who takes delivery through another Global Note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other Global Note.
Trustee
U.S. Bank Trust Company, National Association will act as Trustee under the Indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, U.S. Bank Trust Company, National Association serves as trustee under one or more indentures involving our existing debt securities. Upon the occurrence of an event of default or an event that, after notice, lapse of time or both, would become an event of default under the Notes, or upon the occurrence of a default under another indenture under which U.S. Bank Trust Company, National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.
Notices
Any notices required to be given to holders of the Notes will be given in accordance with the Indenture and, for so long as the Notes are held in global form through DTC, in accordance with applicable DTC procedures.
Payment and Paying Agents
We will pay principal and interest on the Notes at the corporate trust office of the Trustee or at the office of any paying agent that we may designate. The Trustee will act as the initial paying agent.
We will pay any interest on the Notes to the registered owner of the Notes at the close of business on the record date for the interest, except in the case of Defaulted Interest. Interest payable at maturity of the Notes will be paid to the registered holder to whom principal is payable. We may at any time designate additional paying agents or rescind the designation of any paying agent.
Any moneys deposited with the Trustee or any paying agent, or then held by us in trust, for the payment of the principal of and interest on any Note that remains unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us, upon our written request, or (if then held by us) be discharged from such trust. After repayment to us, you are entitled to seek payment only from us as an unsecured general creditor.
Governing Law; Waiver of Jury Trial
The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York. The parties to the Indenture have waived any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to the Indenture, the Notes or any transaction related thereto, to the fullest extent permitted by applicable law.

BOOK-ENTRY PROCEDURES AND SETTLEMENT
The Notes will be represented by one or more global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with or on behalf of DTC and registered in the name of Cede & Co. or another nominee of DTC. The Notes will be available for purchase in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the “Depositary,” or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by Global Notes.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates.
Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”), which, in turn, is owned by a number of direct participants of DTC. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction.
Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the Depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, then DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if: (1) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days; (2) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days; (3) we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or (4) an event of default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from DTC to issue the Notes in certificated form.
As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:
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will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

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will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

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will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and interest payments on the securities represented by the Global Notes and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the Depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time.
Payment of redemption proceeds, distributions and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
Ownership of beneficial interests in the Global Notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the Trustee or any agent for any of us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee nor any of our respective agents will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.
Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.
DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.
Initial settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of the Notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire Notes in the initial offering at their original “issue price” and hold them as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the Notes. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold Notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies” and persons required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the Notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the Notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof. In addition, this discussion does not apply to holders of the 2029 Notes that may be redeemed using the proceeds from this offering and invest in the Notes; such holders are urged to consult their own tax advisors regarding the tax consequences of an investment in the Notes.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as partners in any partnership holding Notes should consult their own tax advisors regarding the tax consequences of the ownership and disposition of Notes.
THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.
The terms of the Notes provide for payments by us prior to their scheduled payment dates under certain circumstances (see “Description of the Notes — Redemption”). The possibility of such payments may implicate special rules under Treasury Regulations governing “contingent payment debt instruments.” According to those Treasury Regulations, the possibility that such payments of accelerated amounts will be made will not affect the amount of income a holder recognizes in advance of the payment of such accelerated amounts if there is only a remote chance as of the date the Notes are issued that such payments will be made. We intend to take the position that the likelihood that such payments will be made is remote within the meaning of the applicable Treasury Regulations. Our position that these contingencies are remote is binding on a holder unless such holder discloses its contrary position to the IRS in the manner required by applicable Treasury Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position successfully, a holder might be required to, among other things, accrue interest income based on a projected payment schedule and comparable yield, which may be in excess of stated interest, and treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency described above occurs, it could affect the amount, timing and character of the income or loss recognized by a holder. Prospective holders should consult their own tax advisors regarding the tax consequences if the Notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the Notes will not be considered contingent payment debt instruments.
U.S. Holders
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia or any other corporation treated as a domestic corporation;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that was in existence on August 20, 1996, and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of Stated Interest
It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). Accordingly, stated interest on a Note generally will be taxable to a U.S. holder as described below under “— Qualified Stated Interest.”
If, however, the issue price of a Note is less than the stated redemption amount at maturity and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), then a U.S. holder generally will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method. U.S. holders should consult their tax advisors as to the consequences to them if the Notes are issued with original issue discount.
Variable Rate Debt Instruments
The Notes will initially bear interest at a fixed annual rate from and including July 30, 2026 to but excluding August 1, 2031. From and including August 1, 2031 to but excluding the maturity date or earlier redemption date, the Notes will bear interest at an annual floating rate equal to the Benchmark rate, which is expected to be Three-Month Term SOFR, as determined for the applicable Interest Period plus a spread of 213 basis points payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on November 1, 2031. Under applicable Treasury Regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount, (b) the debt instrument does not provide for any stated interest other than stated interest, paid or compounded at least annually, at current value of (i) one or more “qualified floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate,” (c) the debt instrument provides that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at a current value of that rate and (d) except as described in (a) above, does not provide for any principal payments that are contingent. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the Notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes and the discussion below is based on this assumption.
Qualified Stated Interest
The tax treatment of interest paid on the Notes depends on whether such interest constitutes “qualified stated interest,” referred to herein as “QSI.” Interest is QSI if it is unconditionally payable or will be constructively received, in cash or property, at least annually at a single fixed rate or at a single “qualified floating rate” or “objective rate” (each as defined in the applicable Treasury regulations) that qualifies under the variable rate debt instrument rules. The amount of qualified stated interest on variable rate debt instruments providing for interest other than at a single qualified floating rate or single objective rate, such as the Notes, is determined pursuant to special rules discussed further under “Determination of Interest Accruals on the Notes” below. Interest that is QSI will generally be includible in a U.S. holder’s income as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Interest that is not QSI is generally includible in a U.S. holder’s income under the rules governing original issue discount, regardless of such U.S. holder’s method of accounting.
Determination of Interest Accruals on the Notes.   Under applicable Treasury Regulations, in order to determine the amount of QSI in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the Notes as of the Notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, generally will be the value of each floating rate as of the issue date of the Notes).
Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of QSI, if any, is determined for the equivalent fixed rate debt instrument by applying the general QSI rules to the equivalent fixed rate debt instrument, and a U.S. holder of the Notes will account for such QSI as if the U.S. holder held the equivalent fixed rate debt instrument.
For each accrual period, appropriate adjustments will be made to the amount of QSI assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.
Based upon current market conditions and the manner in which the interest rates on the Notes are determined, we expect that the equivalent fixed rate debt instrument (as determined in the manner described above) would be treated as having a single fixed interest rate throughout the term of the Notes for purposes of calculating QSI. Accordingly, solely for purposes of determining QSI, as of the issue date of the Notes, we expect that the Notes will be presumed to remain outstanding until maturity, all interest on the Notes will be treated as QSI and the Notes will not be treated as having been issued with any original issue discount.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “— Payments of

Stated Interest”) and (b) such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note generally will be equal to the amount that such U.S. holder paid for the Note. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the Note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders (including certain individuals) generally are subject to preferential tax rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
Information reporting generally will apply to payments of interest on the Notes and to the proceeds of a sale or other taxable disposition of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24%) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any; provided that the required information is furnished timely to the IRS.
Non-U.S. Holders
For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a Note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.
Payments of Stated Interest
Subject to the discussions below under “— Information Reporting and Backup Withholding” and “— Foreign Account Tax Compliance Act,” payments of interest on the Notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:
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such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States);

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the non-U.S. holder is not a bank whose receipt of interest on the Notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

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the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable Treasury Regulations;

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the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

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either (a) the beneficial owner of the Notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and providing its name and address or (b) a financial institution that holds the Notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United

States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable IRS form). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS form). Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.
Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax; provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Sale, Exchange, Redemption or Other Taxable Disposition of the Notes
Subject to the discussion below under “— Information Reporting and Backup Withholding,” except with respect to accrued and unpaid interest (which will be treated as described above under “— Non-U.S. Holders — Payments of Stated Interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a Note unless:
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such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.
Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses, if any, of the non-U.S. holder.
Information Reporting and Backup Withholding
Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.
U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.
Under Treasury Regulations, the payment of proceeds from the disposition of a Note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any; provided that the required information is furnished timely to the IRS. Non-U.S. Holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance thereunder (collectively, “FATCA”), a 30% withholding tax generally may be imposed on (1) interest on a debt obligation and (2) gross proceeds from the disposition of a debt obligation paid to certain non-U.S. entities (whether such non-U.S. entity is the beneficial owner of the obligation or an intermediary) that fail to comply with certain certification, withholding, and information reporting requirements (which may include entering into an agreement with the IRS) or otherwise satisfying the requirements of an applicable FATCA intergovernmental agreement.
Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on the Notes. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note on or after January 1, 2019, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final regulations are issued.
Purchasers of the Notes are urged to consult their own tax advisors regarding the effect, if any, of FATCA based on their particular circumstances.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE AS TO BOTH U.S. HOLDERS AND NON-U.S. HOLDERS IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A PURCHASER’S PARTICULAR SITUATION. PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS (SUCH AS ESTATE AND GIFT TAX LAWS) AND THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS OR THE CONSEQUENCES ARISING UNDER ANY TAX TREATY.

ERISA AND OTHER BENEFIT PLAN INVESTOR CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” within the meaning of Section 3(3) of ERISA that are subject to Title I of ERISA (“ERISA Plans”) and Section 4975 of the Code also imposes certain requirements on ERISA Plans, as well as on individual retirement accounts (“IRAs”), Keogh plans or other plans and arrangements subject to Section 4975 of the Code. Entities (including certain insurance company general accounts) whose underlying assets include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “plan asset regulations”)) by reason of any such plan’s or arrangement’s investment therein are also subject to these requirements under Part 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code. We refer to the foregoing in this paragraph collectively as “Plans”.
Under ERISA and Section 4975 of the Code, any person who exercises any discretionary authority or control over the administration of a Plan or the management or disposition of the assets of a Plan, or who renders investment advice for a fee or other compensation to a Plan, is generally considered to be a fiduciary of the Plan. ERISA and Section 4975 of the Code also impose requirements on fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are generally not subject to ERISA or Section 4975 of the Code but may be subject to other laws that are substantially similar to Title I of ERISA and Section 4975 of the Code (each, a “Similar Law”).
The following summarizes certain aspects of ERISA, the Code and Similar Laws that may affect a decision by Plans or Non-ERISA Arrangements to invest in the Notes. The following discussion is general in nature and not intended to be a complete discussion of the applicable laws pertaining to a Plan’s or Non-ERISA Arrangement’s decision to invest and is not intended to be legal or investment advice. In addition, the following discussion is based on the applicable law and regulations in effect as of the date of this prospectus supplement, and nothing herein shall be construed as an obligation to update this summary as a result of any changes in the applicable law or regulations. Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.
A Plan fiduciary should consider whether an investment in the Notes would be consistent with the fiduciary’s obligations under applicable laws, including common law, ERISA and the Code and the applicable regulations and guidance issued thereunder, including, to the extent applicable, the requirements that (a) the investment satisfy the prudence and diversification standards of ERISA, (b) the investment be solely in the interests of the participants and beneficiaries of the Plan, (c) the investment be permissible under the terms of the Plan’s investment policies and governing instruments, and (d) the investment be for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and defraying the reasonable expenses of administering the Plan. In determining whether an investment in the Notes (or making such investment available under a participant-directed Plan) is prudent for ERISA purposes, a Plan fiduciary should consider all relevant facts and circumstances including, without limitation, possible limitations on the redemption of the Notes, whether the investment provides sufficient liquidity in light of the foreseeable needs of the Plan (or the participant account in a participant-directed Plan). It should be noted that it is the obligation of the appropriate fiduciary for each Plan to consider whether an investment in the Notes by the Plan (or making such Notes available for investment under a participant-directed Plan), when judged in light of the overall portfolio of the Plan, will meet the prudence, diversification and other requirements of ERISA and the Code, to the extent applicable. A fiduciary of a Non-ERISA Arrangement should consider whether an investment in the Notes satisfies its obligations under Similar Laws.
In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in Section 3(14) of ERISA or “disqualified persons” as defined in Section 4975(e)(2) of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under applicable law or an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. In addition, the fiduciary of the Plan that violates these prohibited transaction rules may be subject to penalties and liabilities under ERISA and the Code, and the transaction may need to be reversed.
The plan asset regulations provide that the assets of an entity may be deemed assets of a Plan by reason of that Plan’s investment in equity interests of the entity (so-called “Plan look-through”) unless an exemption under the plan assets regulations applies. If our assets were deemed to be assets of a Plan that purchased Notes, among other things, the provisions of ERISA and Section 4975 of the Code that apply to the Plan would apply to transactions in which we engage. There will not be Plan look-through if the investment by Plans is in a form other than an equity interest. The term equity interest under the plan asset regulations means any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. We believe that the Notes should be treated as indebtedness without substantial equity features for purposes of the plan asset regulations based upon the traditional debt features of the Notes. Accordingly, we do not expect our assets to be treated as plan assets under the plan asset regulations as result of investment in the Notes by Plans. No assurance can be given, however, that the Department of Labor or a court would not reach a contrary conclusion.
Nevertheless, without regard to whether the Notes may be treated as debt for ERISA purposes, we, the underwriter and our and the underwriter’s current and future affiliates may be parties in interest with respect to many Plans and the purchase, holding or disposition of the Notes by or on behalf of, or with the assets of, such Plans could be considered to give rise to a direct or indirect prohibited transaction under ERISA, Section 4975 of the Code, Similar Law or the applicable regulations thereunder. Neither we, nor any underwriter, nor any of our or their respective affiliates, representatives or agents (“Transaction Parties”) is making or will make an investment recommendation or is providing investment advice in connection with the decision to invest in the Notes, and none of us is acting or will act as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the Plan in connection with the Plan’s acquisition holding, redemption or disposition of any Notes or any interest in the Notes in this initial offering. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, Similar Law or the applicable regulations thereunder. For example, the Notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under applicable law or an applicable exemption. Nothing contained in this prospectus supplement, the accompanying prospectus, or any document incorporated by reference herein or therein is intended to be, and should not be construed as, investment advice or a recommendation by any Transaction Party that the acquisition, holding or disposition of the Notes is appropriate for any particular Plan or Non-ERISA Arrangement.
In this regard, each prospective purchaser that is, or is acting on behalf of or with the assets of, a Plan, and proposes to purchase Notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23); (B) the insurance company general account exemption (PTCE 95-60); (C) the bank collective investment fund exemption (PTCE 91-38); (D) the insurance company pooled separate account exemption (PTCE 90-1); and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of Notes, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). Each of these exemptions contain various requirements and limitations on their applicability. There can be no assurances, however, that any of these statutory or class exemptions, or any other exemption, will be available with respect to transactions involving the Notes or with respect to any particular Plan. In this circumstance, the Plan and fiduciaries of the Plan proposing to invest in the Notes should consult with their counsel to determine whether an investment in the Notes would result in a transaction that is prohibited by ERISA, Section 4975 of the Code or, with respect to Non-ERISA Arrangements, Similar Laws.
Due to the foregoing, the Notes should not be purchased or held by any Plan, Non-ERISA Arrangement or person investing “plan assets” of any Plan, if the purchase and holding will constitute a nonexempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Law.

Accordingly, each purchaser or holder of a Note, and each fiduciary who causes any entity to purchase or hold a Note, shall be deemed to have represented and warranted, on each day such purchaser or holder purchases, holds or disposes of such Note or Notes, that either: (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing, holding or disposing of the Note or Notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such Note or Notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law; or a breach of fiduciary or other duty or applicable law and none of the Transaction Parties has acted or will act in a fiduciary capacity with respect to its investment in the Notes (unless an exemption, the requirements of which have all been satisfied, applies).
Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code, any Similar Law or the applicable regulations thereunder. Nothing herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate or advisable for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.
THE FOREGOING SUMMARY REGARDING CERTAIN ASPECTS OF ERISA AND THE CODE IS BASED ON ERISA, THE CODE, JUDICIAL DECISIONS AND UNITED STATES DEPARTMENT OF LABOR AND IRS REGULATIONS AND RULINGS THAT ARE IN EXISTENCE ON THE DATE OF THIS PROSPECTUS SUPPLEMENT. THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL-INCLUSIVE AND SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS OR OTHER VIOLATIONS OF THESE RULES, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS CONSIDERING PURCHASING THE NOTES (AND HOLDING THE NOTES) ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN OR NON-ERISA ARRANGEMENT, CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE CODE AND ANY SIMILAR LAWS TO SUCH INVESTMENT AND WHETHER AN EXEMPTION WOULD BE NECESSARY, AND IF SO APPLICABLE, TO THE PURCHASE AND HOLDING OF THE NOTES.

UNDERWRITING (CONFLICTS OF INTEREST)
We have entered into an underwriting agreement, dated July 27, 2026 (the “Underwriting Agreement”), with Keefe, Bruyette & Woods, Inc. and Piper Sandler & Co., as representatives of the several underwriters named below (collectively, the “underwriters”), with respect to the Notes. Subject to certain conditions, each underwriter has agreed to purchase the aggregate principal amount of Notes set forth next to its name in the following table.
Underwriters	Principal Amount
Keefe, Bruyette & Woods, Inc.	$150,000,000
Piper Sandler & Co.	$100,000,000
Total	$250,000,000
The Underwriting Agreement provides that the obligations of the underwriters to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Notes if any of the Notes are purchased.
The Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriters may offer the Notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of 0.5% of the principal amount per note. After the initial offering, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
Discounts, Commissions and Expenses
The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the Notes offered hereby):
	Per Subordinated Note	Total
Public offering price	100.00%	$250,000,000
Underwriting discounts and commissions paid by us	1.00%	$2,500,000
Proceeds to us, before expenses	99.00%	$247,500,000
We estimate expenses payable by us in connection with this offering, other than underwriting discounts and commissions, will be approximately $0.6 million. This estimate reflects that we may reimburse the underwriters for certain of their reasonable out-of-pocket expenses incurred in connection with their engagement as underwriters, including certain expenses attributable to legal fees and syndication in an aggregate amount not to exceed $210,000.
Indemnification
We have agreed to indemnify and hold harmless each underwriter, their respective affiliates (as such term is defined in Rule 405 promulgated under the Securities Act of 1933 (the “Securities Act”)), partners, directors, officers, employees and agents and each person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) any underwriter, against certain losses and liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.
No Public Trading Market
There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, the underwriters are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.
Price Stabilization, Short Positions
In connection with this offering of the Notes, the underwriters may engage in overallotment and stabilizing transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Stabilizing transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing transactions, they may discontinue them at any time.
Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Distribution
This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or their affiliates.
Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by any of the underwriters or their affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriters in their capacity as underwriters and should not be relied on by investors.
Other Relationships
The underwriters and their affiliates have engaged, or may in the future engage, in investment banking transactions, lending transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters have received, or may in the future receive, customary fees and commissions for these transactions.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We and Piper Sandler Companies, the parent company of Piper Sandler & Co., an underwriter of this offering, have one or more 10% shareholders in common. This is deemed a conflict of interest under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. A qualified independent underwriter is not required to participate in this offering because the securities offered are investment grade rated. Piper Sandler & Co. will not confirm sales of the Notes to any account over which it exercises discretionary authority without the prior written approval of the customer.
Alternative Settlement Cycle and Other Matters
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriters require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
We expect that delivery of the Notes will be made against payment therefor on or about July 30, 2026, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially settle in T+3 , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.
Selling Restrictions
European Economic Area
In relation to each member state of the European Economic Area, each a Member State, no offer of the Notes to the public has been or will be made in that Member State, except that offers of the Notes to the public may be made in that Member State at any time under the following exemptions under the Prospectus Regulation:
•
to any legal entity which is a “qualified investor” as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors, as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of Notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of the above provisions, the expression “an offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for any Notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
This document is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the Order, and/or (ii) high net worth entities falling within Article 49(2) (a) to (d) of the Order and other persons to whom it may lawfully be communicated. Each such person is referred to herein as a Relevant Person.
In the United Kingdom, any investment or investment activity to which this prospectus supplement relates is available only to Relevant Persons and will only be engaged with Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Troutman Pepper Locke LLP, Richmond, Virginia. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.
EXPERTS
The consolidated financial statements of Atlantic Union Bankshares Corporation appearing in its Annual Report on Form 10-K for the year ended December 31, 2025, and the effectiveness of Atlantic Union Bankshares Corporation’s internal control over financial reporting as of December 31, 2025, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports, included therein, and incorporated herein by reference in reliance upon such reports given the authority of such firm as experts in accounting and auditing.
With respect to the unaudited consolidated interim financial information of Atlantic Union Bankshares Corporation for the three-month periods ended March 31, 2026 and 2025, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2026 in Atlantic Union Bankshares Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Prospectus
ATLANTIC UNION BANKSHARES CORPORATION
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Purchase Contracts
Units

We or one or more selling securityholders may offer and sell from time to time, in one or more offerings, common stock, preferred stock, depositary shares representing interests in shares of preferred stock, debt securities (which may be senior or subordinated debt securities), warrants, purchase contracts or units in amounts, at prices and on other terms to be determined at the time of the offering. The securities offered by this prospectus may be sold separately, together or in combination with any other securities offered hereby. The securities offered by this prospectus may be convertible into or exercisable or exchangeable for other of our securities.
This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we or any selling securityholder offers will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we or any selling securityholder will offer the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement or related free writing prospectus and any documents we have incorporated into this prospectus or any prospectus supplement by reference carefully before you invest. This prospectus may not be used to consummate the sales of securities unless accompanied by a prospectus supplement.
We may offer and sell these securities on a delayed or continuous basis to or through one or more agents, underwriters or dealers as designated from time to time, directly to one or more purchasers, through a combination of these methods or any other method as provided in the applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth their names and any applicable fees, commissions or discounts.
Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AUB.” Our depositary shares, each representing a 1/400th ownership interest in a share of our 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share, are traded on the NYSE under the symbol “AUB.PRA.” We have not yet determined whether any of the securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus, as well as the risks and uncertainties described under similar headings in any applicable prospectus supplement or related free writing prospectus and in the other documents that are incorporated or deemed to be incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

The date of this prospectus is August 6, 2024.

i

ABOUT THIS PROSPECTUS
Unless the context requires otherwise, in this prospectus we use the terms “we,” “us,” “our,” “Atlantic Union” and the “Company” to refer to Atlantic Union Bankshares Corporation. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we or a selling securityholder may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus.
This prospectus provides you with a general description of the securities we may offer. Each time we or a selling securityholder offers securities, we or they will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement or related free writing prospectus and any documents we incorporate by reference in this prospectus or any prospectus supplement carefully before you invest. See “Where You Can Find More Information” for more information. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.
This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street addresses are provided under the heading “Where You Can Find More Information.”
We are only responsible for the information contained in or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus. We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement and in any related free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. In the case of information contained in documents we file with the SEC and incorporate by reference in this prospectus, you should assume that such information is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents which we may designate from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.
A prospectus supplement will contain the names of the agents, underwriters or dealers, if any, together with the terms of the offering, any initial public offering price, the price paid to us for the securities, the manner of distribution, the compensation of any agents, underwriters or dealers and the net proceeds to be received by Atlantic Union. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION
This prospectus is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and the documents incorporated by reference in the registration statement.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings, including the registration statement, are available to the public from commercial document retrieval services and at the SEC’s Internet website at http://www.sec.gov. Our SEC filings are also available at no cost on our website at http://investors. atlanticunionbank.com, as soon as reasonably practicable after we file such documents with the SEC. We are not incorporating the information on our website into this prospectus, and the information on the website is not included in, nor is it a part of, this prospectus or any prospectus supplement. Our SEC file number is 001-39325.

DOCUMENTS INCORPORATED BY REFERENCE
We incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus.
The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained in this prospectus or by information contained in documents filed with the SEC after the date of this prospectus. We incorporate by reference the documents listed below (except Items 2.02 and 7.01 of any Current Report on Form 8-K, unless otherwise indicated):
•
our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024 (“Annual Report”);

•
our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2024, filed with the SEC on May 2, 2024, and (ii) June 30, 2024, filed with the SEC on August 6, 2024;

•
our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2024 (solely to the extent incorporated by reference into Part III of Atlantic Union’s Annual Report);

•
our Current Reports on Form 8-K filed with the SEC on January 3, 2024, January 26, 2024, February 13, 2024, February 23, 2024, March 27, 2024, April 1, 2024, May 7, 2024 (with respect to Item 8.01 and Item 9.01), May 9, 2024, July 2, 2024, and July 25, 2024 (with respect to Item 8.01 and Item 9.01);

•
our Current Reports on Form 8-K/A filed with the SEC on January 29, 2024, April 18, 2024, and May 9, 2024; and

•
the description of common stock contained in Exhibit 4.6 to our Annual Report, including any subsequently filed amendments and reports updating such description.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) between the date of this prospectus and the date that all of the securities offered by this prospectus or any prospectus supplement are sold or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, unless otherwise indicated. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other document filed later which is also incorporated in this prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.
You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:
Rachael R. Lape
Executive Vice President, General Counsel and Secretary
Atlantic Union Bankshares Corporation
4300 Cox Road
Glen Allen, Virginia 23060
(804) 633-5031
These incorporated documents may also be available on our website at http://investors.atlanticunionbank.com. Except for incorporated documents, information contained on our website is not a prospectus and does not constitute part of this prospectus.

NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus, any accompanying prospectus supplement or related free writing prospectus and the information included or incorporated by reference in this prospectus or in any accompanying prospectus supplement may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Statements that constitute forward-looking statements within the meaning of the Reform Act are generally identified through the inclusion of words such as “aim,” “anticipate,” “believe,” “continue,” “confidence,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goals,” “guidance,” “intend,” “may,” “opportunity,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “view,” “will,” “would” or similar statements or variations of such words and other similar expressions. All statements other than historical fact are “forward-looking statements” within the meaning of the Reform Act, including statements that are related to or are dependent on estimates or assumptions relating to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions that are not historical facts.
These forward-looking statements reflect our current views about future events and financial performance and involve certain risks, uncertainties, assumptions, and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described in “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and any report subsequently filed with the SEC. All risks, uncertainties and assumptions described herein and therein should be considered in evaluating forward-looking statements, and all of the forward-looking statements are expressly qualified by the cautionary statements contained or referred to herein and therein. The actual results or developments anticipated by such forward-looking statements may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our businesses or operations. Readers are cautioned not to put undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to publicly update, revise or clarify any forward-looking statements included or incorporated by reference in this prospectus, any accompanying prospectus supplement or related free writing prospectus, whether as a result of new information, future events or otherwise, except to the extent required by law.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and uncertainties described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated or deemed to be incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

ATLANTIC UNION BANKSHARES CORPORATION
Atlantic Union Bankshares Corporation is a financial holding company and bank holding company organized under the laws of the Commonwealth of Virginia and registered under the Bank Holding Company Act of 1956. Headquartered in Richmond, Virginia, we are committed to the delivery of financial services through our bank subsidiary, Atlantic Union Bank and non-bank financial services affiliates. Atlantic Union Bank has branches located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products. Our common stock is traded on the New York Stock Exchange (“NYSE”) under the symbol “AUB.”
Our principal executive offices are located at 4300 Cox Road, Glen Allen, Virginia 23060, and our telephone number is (804) 633-5031. Our website can be accessed at http://investors.atlanticunionbank.com. We are not incorporating the information on our website into this prospectus, and the information on the website is not included in, nor is it a part of, this prospectus.
For more information about Atlantic Union, see “Where You Can Find More Information” beginning on page 2.

USE OF PROCEEDS
Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include investing in, or extending credit to, our operating subsidiaries; investments at the holding company level; reducing or refinancing existing debt; possible acquisitions; and other purposes as described in any prospectus supplement.
Pending such use, we may temporarily invest the net proceeds of any offering. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.
We continually evaluate possible business combination opportunities. As a result, future business combinations involving cash, debt or equity securities may occur. Any future business combination or series of business combinations that we might undertake may be material, in terms of assets acquired, liabilities assumed or otherwise, to our financial condition.
We will not receive proceeds from sales of securities by selling securityholders except as otherwise stated in an applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
The authorized capital stock of Atlantic Union consists of (i) 200,000,000 shares of common stock, par value $1.33 per share; and (ii) 500,000 shares of preferred stock, par value $10.00 per share, which may be issued in series with such powers, designations and rights as may be established from time to time by our Board of Directors. Our Board of Directors has designated 17,250 shares of preferred stock as 6.875% Perpetual Non-Cumulative Preferred Stock, Series A, par value $10.00 per share (the “Series A Preferred Stock”), with a liquidation preference of $10,000 per share of Series A Preferred Stock. As of July 30, 2024, there were 89,782,844 shares of our common stock issued and outstanding held by approximately 8,891 holders of record, which includes 693,500 shares of common stock subject to unvested restricted stock awards, and 17,250 shares of our Series A Preferred Stock issued and outstanding. The shares of Series A Preferred Stock are represented by 6,900,000 depositary shares, each representing a 1/400th ownership interest in a share of Series A Preferred Stock (the “Depositary Shares”). Additional details concerning the Depositary Shares are provided below under “Description of Depositary Shares.” As of July 30, 2024, there were no options outstanding to purchase shares of our common stock and there were unvested performance share unit awards outstanding (assuming achievement of the performance measures at the target level of performance) to issue approximately 262,040 shares of our common stock granted under our equity compensation plans. See “Description of Common Stock” and “Description of Preferred Stock” for more information.

DESCRIPTION OF COMMON STOCK
The following summary description of the material features of the common stock of Atlantic Union is qualified in its entirety by reference to the applicable provisions of Virginia law and by Atlantic Union’s Articles of Incorporation, as amended and restated (the “Articles”), and Atlantic Union’s Bylaws, as amended and restated (the “Bylaws”).
General
Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. Our common stock is traded on the NYSE under the symbol “AUB.” All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, fully paid and nonassessable.
The transfer agent for our common stock is Computershare, 150 Royall Street, Suite 101, Canton, Massachusetts 02021.
Dividends
Our shareholders are entitled to receive dividends or distributions that our Board of Directors (also referred to as the “Board”) may declare out of funds legally available for those payments. The payment of distributions by Atlantic Union is subject to the restrictions of Virginia law applicable to the declaration of distributions by a corporation. A Virginia corporation generally may not authorize and make distributions if, after giving effect to the distribution, it would be unable to meet its debts as they become due in the usual course of business or if the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were dissolved at that time, to satisfy the preferential rights of shareholders whose rights are superior to the rights of those receiving the distribution. In addition, the payment of distributions to shareholders is subject to any prior rights of holders of outstanding preferred stock.
As a bank holding company, our ability to pay dividends is affected by the ability of Atlantic Union Bank, our bank subsidiary, to pay dividends to us. The ability of our bank subsidiary, as well as Atlantic Union, to pay dividends in the future is, and could be further, influenced by bank regulatory requirements and capital guidelines.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Atlantic Union, the holders of shares of our common stock will be entitled to receive, after payment of all debts and liabilities of Atlantic Union and after satisfaction of all liquidation preferences applicable to any preferred stock, all remaining assets of Atlantic Union available for distribution in cash or in kind.
Voting Rights
The holders of our common stock are entitled to one vote per share, and in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a majority of the votes cast in uncontested director elections. Atlantic Union maintains a “plurality vote” standard in contested director elections (i.e., where the number of nominees exceeds the number of directors to be elected). The holders of our common stock are not entitled to cumulative voting rights in the election of directors.
Directors
Our Board is elected annually with directors serving an annual one-year term. The number of directors comprising the Board is fixed from time to time by the Board. Currently, our Board consists of 14 directors. Under the Articles, directors may be removed only for cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote. Vacancies occurring in the Board by reason of an increase in the number of directors may be filled by the Board, and any directors so chosen shall hold office until the next election of directors by the shareholders. Any other vacancy in the Board, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified.
No Preemptive Rights; Redemption and Assessment
Holders of shares of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to redemption or any sinking fund and the outstanding shares are fully paid and nonassessable.
Securities Are Not Insured by the FDIC
Investments in our common stock or any of our equity or debt securities will not qualify as deposits or savings accounts and will not be insured or guaranteed by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.
Certain Anti-Takeover Provisions of Our Articles and Bylaws and Virginia Law
General.   Our Articles and Bylaws and the Virginia Stock Corporation Act (the “Virginia SCA”) contain certain provisions designed to enhance the ability of our Board of Directors to deal with attempts to acquire control of the Company. These provisions, and the ability to set the voting rights, preferences and other terms of any series of preferred stock that may be issued, may be deemed to have an anti-takeover effect and may discourage takeovers (which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of our common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.
The following briefly summarizes protective provisions that are contained in our Articles and Bylaws and provided by the Virginia SCA. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to our Articles and Bylaws and the statutory provisions contained in the Virginia SCA.
Supermajority Provision.   The Virginia SCA provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:
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adoption of plans of merger or share exchange;

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sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and

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adoption of plans of dissolution.

The Virginia SCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Our Articles state that the actions set out above must be approved by a majority of all votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.
The provisions of our Articles and the Virginia SCA could tend to make the acquisition of Atlantic Union more difficult to accomplish without the cooperation or favorable recommendation of our Board of Directors.

State Anti-Takeover Statutes.   Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.
The Affiliated Transaction Statute of the Virginia SCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the “disinterested directors” (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
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the transaction is approved by the holders of two-thirds of the corporation’s voting shares, other than shares beneficially owned by the interested shareholder;

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the affiliated transaction has been approved by a majority of the disinterested directors; or

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subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the Virginia SCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:
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unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

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among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”
Corporations may provide in their articles of incorporation or bylaws to opt-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute. Atlantic Union has not opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute, and Atlantic Union’s Bylaws provide that it may, but is not required to, redeem shares of its common stock which have been the subject of a “control share acquisition” as defined in the Control Share Acquisitions Statute.
Authorized Preferred Stock.   Our Articles authorize the issuance of preferred stock and our Board of Directors may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as our Board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Atlantic Union by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.
Liability and Indemnification of Officers and Directors.   The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
Our Articles provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of Atlantic Union is not liable to Atlantic Union or its shareholders for monetary damages.
A Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Virginia SCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The Virginia SCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
Our Articles provide that, to the full extent permitted by the Virginia SCA, we are required to indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the company or brought by or on behalf of shareholders of the company, by reason of the fact that he or she is or was a director or officer of the company, or (ii) any director or officer who is or was serving at the request of the company as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of criminal law.
Dissenters’ and Appraisal Rights.   The Virginia SCA provides that appraisal or dissenters’ rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NYSE, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal or dissenters’ rights will be available to holders of common stock of a Virginia corporation in a merger if:
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the articles of incorporation provide for appraisal or dissenters’ rights regardless of an available exception (our Articles do not authorize such special appraisal or dissenters’ rights);

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in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

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the merger is an “affiliated transaction,” as described under “— State Anti-Takeover Statutes” above, and it has not been approved by a majority of the disinterested directors.

Our common stock is listed on the NYSE. Therefore, unless one of the exceptions outlined above applies to a given transaction, holders of our common stock are not entitled to appraisal or dissenters’ rights.
Amendments to our Articles of Incorporation and Bylaws.   The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the Virginia SCA), or, if a quorum exists at a meeting of shareholders, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.
Our Articles state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.
Our Bylaws may be amended, altered, or repealed by our Board of Directors at any time. Our shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by our Board of Directors.
Increasing the Number of Directors.   Under Virginia law, a board of directors may amend or repeal bylaws unless its company’s articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles do not reserve the power to amend the Bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits our Board of Directors from amending the Bylaws to increase or decrease the number of directors. Any newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, our Board may increase the size of the Board and install directors opposed to the hostile takeover attempt.
Inability of Shareholders to Call Special Meetings.   Pursuant to our Bylaws, special meetings of shareholders may be called only by the Chair or Vice Chair of the Board, the Chief Executive Officer, the President, our Board or our Board’s Executive Committee. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the Chief Executive Officer, President, the Chair or the Vice Chair of the Board to call a special meeting.
Advance Notification Requirements.   Our Bylaws require a shareholder who desires to nominate a candidate for election to our Board or to raise new business at an annual shareholders meeting to provide us advance notice not later than the close of business on the ninetieth day, nor earlier than the close of business on the one-hundred twentieth day, prior to the first anniversary of the commencement of the preceding year’s annual meeting of shareholders, provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by such shareholder must be so delivered not earlier than the close of business on the one-hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by Atlantic Union. In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Our Bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions. In addition, a shareholder must also comply with applicable rules of the SEC in order for his or her shareholder proposal to be included in our proxy statement relating to the annual meeting.

DESCRIPTION OF PREFERRED STOCK
Our Board of Directors, without shareholder approval, is authorized under our Articles to issue, in one or more series, shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. Our Board of Directors is also authorized to fix the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any series of preferred stock.
As of the date of this prospectus, 500,000 shares of our preferred stock, par value $10.00, are authorized. We have 17,250 shares of Series A Preferred Stock outstanding.
The following summary description of the material features of the preferred stock of Atlantic Union that we may offer from time to time is qualified in its entirety by reference to the applicable provisions of Virginia law, our current Articles and the articles of amendment to our Articles relating to the particular series of preferred stock, a copy of which we will file with the SEC in connection with the sale of any series of preferred stock.
General
Our Board of Directors may authorize the issuance of one or more series of preferred stock and may establish and designate series and the number of shares and the relative rights, preferences and limitations of the respective series of the preferred stock offered by this prospectus and the applicable prospectus supplement. The shares of preferred stock, when issued and sold, will be fully paid and nonassessable.
The number of shares and all of the relative rights, preferences and limitations of the respective future series of preferred stock authorized by our Board of Directors will be described in the applicable prospectus supplement. The terms of a particular series of preferred stock may differ, among other things, in:
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designation;

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number of shares that constitute the series;

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dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

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dividend periods, or the method of calculating the dividend periods;

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redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

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any listing of the preferred stock on any securities exchange or market;

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voting rights;

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preferences and rights upon liquidation or winding up;

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whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted);

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for preferred stock convertible into our common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur; and

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the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:
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junior to any series of our capital stock expressly stated to be senior to that series of preferred stock; and

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senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock.

Dividends
Dividends will be payable as they are declared by our Board of Directors at such time or times as it elects, and no holder of preferred stock will have any right to receive any dividend unless and until that dividend has been declared by our Board of Directors. The stated annual dividend may be declared and paid in increments during each calendar year. In connection with each dividend payment, our Board of Directors may set a record date in advance of the payment date for the purpose of determining the holders of shares preferred stock who are entitled to receive that dividend.
If described in the applicable prospectus supplement, we may pay cumulative cash dividends to the holders of preferred stock, when and as declared by our Board of Directors or a committee thereof, out of funds legally available for payment. The prospectus supplement will detail, as applicable, the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. In the event that dividends are declared on the preferred stock, our Board of Directors or the committee will fix a record date for any such payment of dividends, which will be paid on the preferred stock to the holders of record on that record date.
We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.
Unless we have paid in full all unpaid cumulative dividends, if any, on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock of Atlantic Union ranking junior or on parity with the preferred stock as to dividend payments (unless otherwise described in the prospectus supplement):
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declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

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make other distributions;

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redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

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make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

Conversion and Exchange
The prospectus supplement will indicate whether and on what terms the shares of any future series of preferred stock will be convertible into or exchangeable for shares of any other class, series or security of Atlantic Union or any other corporation or any other property (including whether the conversion or exchange is mandatory, at the option of the holder or our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted). It will also indicate for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock (including whether the conversion or exchange is mandatory, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common stock issuable upon conversion or exchange may be adjusted) at the option of the holder or our option and the period during which conversion or exchange may occur.

Redemption
The prospectus supplement will indicate whether, and on what terms, the shares of any future series of preferred stock will be subject to redemption, mandatory or otherwise, or a sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the redemption price and date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of Atlantic Union, the holders of shares of preferred stock outstanding will be entitled to receive, out of the assets of Atlantic Union available for distribution to shareholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the Articles (as amended to establish the preferred stock) and/or the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends, if any, to the date of final distribution, before any distribution is made to holders of:
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any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

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our common stock.

However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our capital stock ranking senior as to rights upon liquidation, dissolution or winding up. Unless otherwise provided in the applicable prospectus supplement, neither a consolidation or merger of Atlantic Union with or into another corporation nor a merger of another corporation with or into Atlantic Union nor a sale or transfer of all or part of Atlantic Union’s assets for cash or securities will be considered a liquidation, dissolution or winding up of Atlantic Union.
If, upon any liquidation, dissolution or winding up of Atlantic Union, assets of Atlantic Union then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of shares of the preferred stock and of shares of that other preferred stock will participate ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets by Atlantic Union.
Voting Rights
Unless otherwise determined by our Board of Directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, the terms described below will be deemed to have been superseded by that prospectus supplement.
In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. You should read the applicable deposit agreement and depositary receipts for additional information before you decide whether to purchase any of Atlantic Union’s depositary shares
General
We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue “depositary receipts” for these “depositary shares.” Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the applicable prospectus supplement.
In order to issue depositary shares, we will issue preferred stock and will immediately deposit these shares of preferred stock with the relevant depositary. We will then cause the depositary to issue, on our behalf, the related depositary receipts to the persons who purchase depositary shares. The applicable prospectus supplement will describe the terms of the depositary shares offered thereby. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.
Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for definitive depositary receipts.
Dividends and Other Distributions
The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.
Redemption of Depositary Shares
If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.
Voting the Preferred Stock
We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder’s depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.
Withdrawal of Preferred Stock
When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder’s depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot “re-deposit” these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.
Amendment and Termination of the Deposit Agreement
We and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of receipts representing in the aggregate at least a two-third majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.
Charges of Depositary
We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.
Resignation and Removal of Depositary
The depositary may resign at any time by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within a specified time after delivery of the notice of resignation or removal. The successor depositary shall be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF DEBT SECURITIES
The following description of the debt securities sets forth certain general terms that may apply to the debt securities that we may offer under this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, we may issue senior debt securities under a senior indenture (the “senior indenture”), which we will enter into with a trustee to be named in the senior indenture. Prior to issuing any debt securities under such senior indenture, we will select the trustee for the senior indenture (the “senior indenture trustee”) relating to the issuance of senior debt securities, qualify the senior indenture trustee under the Trust Indenture Act and execute such senior indenture. We also may issue subordinated debt securities in one or more series under the Subordinated Indenture, dated December 5, 2016 (the “subordinated indenture”), between us and U.S. Bank National Association, and the related supplemental indenture for such subordinated debt securities. Each of the senior indenture trustee and U.S. Bank National association is referred to as the “indenture trustee,” unless otherwise specified.
The senior indenture and subordinated indenture are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture,” and the senior debt securities and the subordinated debt securities are sometimes referred to as the “debt securities.” The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The form of senior indenture and the subordinated indenture are incorporated by reference in the registration statement of which this prospectus is a part.
The following summary of the terms of the indentures is subject to, and qualified in its entirety by reference to, the indentures, which contain the full legal text of the matters described in this section, and the description of the specific terms of the debt securities in the applicable prospectus supplement. The following summary is not complete. You should read all of the provisions of the indentures, including the definitions of certain terms.
Since we are a holding company, our right, and accordingly, the right of our creditors and shareholders, including the holders of the securities offered by this prospectus and any prospectus supplement, to participate in any distribution of assets of any of our subsidiaries upon its liquidation, reorganization or similar proceeding is subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of the subsidiary may be recognized.
The senior debt securities and, in the case of debt securities in bearer form, any coupons to these securities, will constitute part of our senior debt and, except as otherwise provided in the applicable prospectus supplement, will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities and any coupons will constitute part of our subordinated debt and will be subordinate and junior in right of payment to all of our “senior indebtedness” (as defined herein). If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.
Payments
We may issue debt securities from time to time in one or more series. The provisions of each indenture may allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that issue. The debt securities may be denominated and payable in U.S. dollars.
Debt securities may bear interest at a fixed rate or a floating rate, which, in either case, may be zero, or at a rate that varies during the lifetime of the debt security. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the United States federal income tax consequences and special considerations applicable to any such debt securities.
Terms Specified in Prospectus Supplement
The debt securities will not be secured by any of our assets. All of the debt securities issued under each of the indentures will rank equally and ratably with any additional debt securities issued under the same indenture. The subordinated debt securities will be subordinated as described below under the heading “— Subordination Provisions.”
The indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the applicable indenture. We will describe the specific terms of a series of debt securities and the extent, if any, to which the specific terms of the debt securities modify the terms of the applicable indenture in the prospectus supplement relating to the debt securities.
Neither the indentures nor the debt securities limit or otherwise restrict the amounts of other indebtedness that we may incur, or the amount of other securities that we may issue. The indentures do not limit the principal amount of any particular series of debt securities. Each prospectus supplement will specify the particular terms of the debt securities being offered, including without limitation the following, as may be applicable:
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classification as senior or subordinated debt securities and the specific designation;

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aggregate principal amount, purchase price and denomination;

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currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

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date of maturity;

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the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

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the interest payment dates, if any;

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the place or places for payment of the principal of and any premium and/or interest on the debt securities;

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any repayment, redemption, prepayment or sinking fund provisions, including any redemption notice provisions;

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whether we will issue the debt securities in registered form or bearer form or both and, if we are offering debt in bearer form, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of those debt securities in bearer form;

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whether we will issue the debt securities in definitive form and under what terms and conditions;

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the denominations the debt securities will be issued;

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the terms on which holders of the debt securities may convert or exchange these securities into or for common or preferred stock or other securities of ours offered hereby, into or for common or preferred stock or other securities of an entity affiliated with us or debt or equity or other securities of an entity not affiliated with us, or for the cash value of our stock or any of the above securities, the terms on which conversion or exchange may occur, including whether conversion or exchange is mandatory, at the option of the holder or at our option, the period during which conversion or exchange may occur, the initial conversion or exchange price or rate and the circumstances or manner in which the amount of common or preferred stock or other securities issuable upon conversion or exchange may be adjusted;

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information as to the methods for determining the amount of principal or interest payable on any date and/or the currencies, securities or baskets of securities, commodities or indices to which the amount payable on that date is linked;

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any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

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the depository for global certificated securities, if any; and

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any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
Registration and Transfer of Debt Securities
Holders may present debt securities for exchange, and holders of registered debt securities may present these securities for transfer, in the manner, at the places and subject to the restrictions stated in the indentures and the debt securities and described in the applicable prospectus supplement. We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the applicable indenture.
If any of the securities are to be held in global form, the procedures for transfer of interests in those securities will depend upon the procedures of the depositary for those global securities. See “Description of Global Securities.”
Subordination Provisions
The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our senior indebtedness, to the extent and in the manner set forth in the subordinated indenture. Pursuant to the subordinated indenture, “senior indebtedness” with respect to any series of subordinated debt securities:
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has the meaning ascribed to such term in the board resolutions or supplemental indenture establishing such series in accordance with the subordinated debt indenture;

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and includes all of our:

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indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, securities, notes or other written instruments;

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deferred obligations for the payment of the purchase price of property or assets acquired other than in the ordinary course of business;

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obligations, contingent or otherwise, under letters of credit, bankers acceptances, security purchase facilities and similar transactions;

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capital lease obligations;

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obligations with respect to interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contacts, commodity contracts and other similar agreements;

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guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; and

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any obligations of the Company to its general creditors, as defined and required by the Federal Reserve under its final Basel III capital rules in 78 F.R. 62018 (Oct. 11, 2013) for subordinated debt to qualify as Tier 2 capital; in each case, whether outstanding on the date this Subordinated Indenture becomes effective, or created, assumed or incurred after that date.

Senior indebtedness excludes any indebtedness that: (a) expressly states that it is junior to, or ranks equally in right of payment with, the subordinated debt securities or the subordinated debt securities of any series; or (b) is identified as junior to, or equal in right of payment with, the subordinated debt securities or the subordinated debt securities of any series in any board resolution or in any supplemental indenture. Senior indebtedness shall continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such senior indebtedness.

The subordinated debt securities will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth below, to the prior payment in full of all of the Company’s senior indebtedness, as more fully described in the applicable prospectus supplement.
All liabilities of our subsidiary bank and our other subsidiaries, including without limitation our subsidiary bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the subordinated debt securities to the extent of the assets of such subsidiaries.
In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to us or our property, any proceeding for the liquidation, dissolution, or other winding up of us, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by us for the benefit of creditors or any other marshalling of our assets, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the subordinated debt securities. Only after payment in full of all amounts owing with respect to senior indebtedness will the holders of the subordinated debt securities, together with the holders of any of our obligations ranking on a parity with the subordinated debt securities, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the subordinated debt securities. In the event and during the continuation of any default in the payment of the principal of, or any premium or interest on any senior indebtedness beyond any applicable grace period with respect to such senior indebtedness, or in the event that any event of default with respect to any senior indebtedness shall have occurred and be continuing permitting the holders of such senior indebtedness (or the trustee or agent on behalf of the holders of such subordinated debt securities), to declare such senior indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived, or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by us on account of the principal of, or interest on, the subordinated debt securities.
In the event of our bankruptcy or insolvency, holders of our senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. With respect to the assets of a subsidiary of ours, our creditors (including holders of the subordinated debt securities) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.
The subordinated indentures does not contain any limitation on the amount of senior indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the subordinated debt securities that may be hereafter incurred by us or our subsidiaries.
Covenants
Under the indentures we covenant to:
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pay the principal of, interest on and premium, if any, for the debt securities when due;

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maintain a place of payment;

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deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any;

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if any series of debt securities provides for the payment of additional amounts, to pay such additional amounts as provided for by the terms of such series of debt securities;

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deliver an officer’s certificate to the applicable trustee at the end of each fiscal year confirming our compliance with our obligations under each of the indentures;

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pay or discharge or cause to be paid or discharged, before any delinquency, (i) all taxes, assessments and governmental charges levied or imposed on us or any of our subsidiary, and (ii) all lawful claims for labor, material and supplies which, if unpaid, might become a lien on our or any of our subsidiary’s property;

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preserve and keep in full force and effect our corporate existence except as otherwise provided in the indentures; and

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take such other actions as may be specified in the applicable supplemental indenture for a series of debt securities.

Events of Default
Under the indentures, an event of default will occur with respect to a series of debt securities: (i) if we fail to pay interest on the debt securities of that series as and when due and such failure continues for 30 days; (ii) if we fail to pay the principal of the debt securities of that series as and when due; (iii) if we default in the payment of any sinking fund payment for the debt securities of that series when due; (iv) if we fail to deliver the required debt securities or other rights upon an appropriate conversion or exchange election by any holder of convertible debt securities; (v) if we breach any covenant or agreement applicable to the debt securities of that series and such failure continues for 90 days following notice of the same; (vi) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to us that continues unstayed and in effect for a period of 60 consecutive days; (vii) if we commence a bankruptcy or insolvency proceeding, consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding, consent to the appointment of a receiver, liquidator or similar official, make a general assignment for the benefit of creditors, or fail generally to pay our debts as they become due; or (viii) if any other event of default applicable to such series of debt securities occurs.
Unless the terms of a particular series of debt securities provide otherwise, if an event of default (other than an event of default specified in clauses (vi) or (vii) above) under the indenture occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the entire principal amount of all debt securities of that series to be due and immediately payable, together with accrued and unpaid interest thereon, if any.
Unless the terms of a particular series of debt securities provide otherwise, if an event of default specified in clauses (vi) or (vii) above occurs, the entire principal amount of all debt securities of that series (or, if any debt securities of that series are original issue discount debt securities, the portion of the principal amount of such debt securities as may be specified by the terms thereof), together with accrued and unpaid interest thereon, if any, will automatically, and without any declaration or other action on the part of the trustee or any holder, become immediately due and payable.
After a declaration of acceleration or any automatic acceleration under clauses (vi) or (vii) above and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount outstanding of a series of debt securities may rescind the accelerated payment requirement if all existing events of default with respect to the debt securities of such series, other than the non-payment of the principal of debt securities of that series which have become due solely by such acceleration declaration, have been cured or waived and certain other conditions are satisfied.
Each indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, or direction of any of the holders of debt securities, unless such holders shall have provided to the trustee indemnity or security acceptable to the trustee against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of a series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.
No holder of debt securities shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:
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such holder has previously given written notice to the trustee of a continuing default with respect to the debt securities of the applicable series;

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the holders of not less than 25% in principal amount of the debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such default in its own name as trustee under the indenture;

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such holder or holders have provided to the trustee indemnity acceptable to the trustee against the costs, expenses, and liabilities which may be incurred in complying with such request;

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the trustee for 60 days after its receipt of such notice, request, and indemnity has failed to institute any such proceeding; and

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no direction inconsistent with such written request has been received by the trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding debt securities of such series.

In any event, each indenture provides that no one or more of such holders shall have any right under the indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the indenture, except in the manner provided in the indenture and for the equal and ratable benefit of all holders of debt securities of a given series.
The indentures contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.
Legal Defeasance and Covenant Defeasance
We may choose to either discharge our obligations under the indenture and the debt securities in a legal defeasance, or to release ourselves from certain or all of our covenant restrictions under the indenture and the debt securities in a covenant defeasance. We may do so, after we irrevocably deposit with the trustee for the benefit of the holders of the debt securities of the applicable series, sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the debt securities of such series. If we choose the legal defeasance option, the holders of debt securities of such series will not be entitled to the benefits of the indenture except for certain limited rights, including registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and the right to receive payments of the principal of (and premium, if any) and interest on such debt securities when such payments are due.
We may discharge our obligations under the indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the trustee an opinion of our legal counsel to the effect that holders of the debt securities of the applicable series will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in the applicable federal income tax law. We may not have a default under the indenture or the debt securities of the applicable series on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in our becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of our agreements to which we are a party or by which we are bound.
Satisfaction and Discharge
We may discharge our obligations under each indenture and each series of debt securities if: (i) all outstanding debt securities of such series have been delivered for cancellation; (ii) all outstanding debt securities of such series have become due and payable or will become due and payable at their stated maturity within one year; or (iii) all outstanding debt securities of such series are scheduled for redemption within one year, and we have irrevocably deposited with the trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding debt securities of such series and any other sums due on the stated maturity date or a redemption date.
Modification and Waiver
Each indenture provides that we and the trustee may modify or amend the indenture with, or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding debt securities affected thereby; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding debt security affected thereby:
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change the stated maturity of the principal of, or any installment of interest on, any debt security;

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reduce the principal amount or rate of interest of any debt security;

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reduce the percentage in principal amount of the outstanding debt securities of a series, the consent of whose holders is required to modify or amend the indenture, for any supplemental indenture, or for any waiver of compliance with certain provisions of the indenture or certain defaults and the consequences thereof under the indenture;

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impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities of a series; or

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modify the provisions of the indenture with respect to subordination of the debt securities of a series in a manner adverse to the holders of such debt securities.

In addition, the holders of a majority in principal amount of the outstanding debt securities of a given series may, on behalf of all holders of debt securities of such series, waive compliance by us with certain terms, conditions and provisions of the indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.
Consolidation, Merger or Sale
The indentures provide that we may not consolidate with or merge into any other entity or convey, transfer or lease all or substantially all of our assets to another entity unless (i) the successor entity is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every other covenant of the indenture on our part to be performed or observed; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of ours or any of our subsidiaries as a result of such transaction as having been incurred by us or our subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and (iii) the successor entity delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that such transaction complies with the indenture and that all conditions precedent herein provided for relating to such transaction have been complied with.
In case of any such consolidation, merger or sale, the successor entity will succeed to, and be substituted for, us, and may exercise every right and power of ours under the indenture with the same effect as if it had been named as us in the applicable indenture. In the event of such succession and substitution, we will be relieved of all obligations and covenants under the indentures and the debt securities.
Governing Law
The governing law for the senior indenture and the senior debt securities will be agreed upon at execution of such senior indenture. The subordinated indenture and the subordinated debt securities are governed by, and construed in accordance with, the laws of the State of New York.
The Trustees
The senior indenture trustee will be selected prior to issuing any senior debt securities under the senior indenture.
U.S. Bank National Association is the subordinated indenture trustee under the subordinated indenture. From time to time, we, and some of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the subordinated indenture trustee in the ordinary course of business. Additionally, U.S. Bank National Association serves as trustee under one or more indentures involving our existing debt securities. Upon the occurrence of an event of default, or an event which, after notice or lapse of time or both, would become an event of default under any subordinated debt securities, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the subordinated indenture trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as subordinated indenture trustee under the subordinate indenture. In that event, we would be required to appoint a successor subordinated indenture trustee.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of common stock or preferred stock, or debt securities. Warrants may be issued independently or together with any shares of common stock or preferred stock or debt securities offered by any prospectus supplement and may be attached to or separate from the shares of common or preferred stock or debt securities. The warrants are to be issued under warrant agreements to be entered into between Atlantic Union and a bank or trust company, as warrant agent, as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Atlantic Union in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.
The following outlines some of the general terms and provisions of the warrants that we may offer from time to time. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement are not complete and are subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, which we will file with the SEC in connection with an issuance of any warrants.
General
If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:
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the offering price;

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the designation, number of shares and terms of the common stock purchasable upon exercise of the common stock warrants and the price at which such shares of common stock may be purchased upon such exercise;

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the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which such shares of preferred stock may be purchased upon such exercise;

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the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the price at which such debt securities may be purchased upon such exercise;

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if applicable, the designation and terms of the common stock or preferred stock or debt securities with which the warrants are issued and the number of warrants issued with each share of common stock or preferred stock or such debt security;

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if applicable, the date on and after which the warrants and the related common stock or preferred stock or debt securities will be separately transferable;

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the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

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whether the warrants will be issued in registered or bearer form;

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a discussion of certain United States federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•
any other terms of the warrants.

Warrants may be exchanged for new warrants of different denominations.
If in registered form, warrants may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants
Each warrant will entitle the holder to purchase such number of shares of common stock or preferred stock, or such principal amount of debt securities, at such exercise price as shall in each case be set forth in, or can be calculated according to information contained in, the prospectus supplement relating to the warrant. Warrants may be exercised at such times as are set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date of the warrants, or such later date to which such expiration date may be extended by Atlantic Union, unexercised warrants will become void.
Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement, warrants may be exercised by delivery to the warrant agent of (i) the certificate evidencing such warrants properly completed and duly executed and (ii) payment as provided in the prospectus supplement of the amount required to purchase the shares of common stock or preferred stock or debt securities purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of such payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or preferred stock or debt securities purchasable upon such exercise. If fewer than all of the warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of warrants.
Additional Provisions
The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in certain events, including:
•
the issuance of a stock dividend to holders of common stock or preferred stock, respectively;

•
a combination, subdivision or reclassification of common stock or preferred stock, respectively; or

•
any other event described in the applicable prospectus supplement.

In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any merger, consolidation or sale or conveyance of all or substantially all of the assets of Atlantic Union, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which such stock warrants were exercisable immediately prior thereto.
No Rights as Shareholders
Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors of Atlantic Union or any other matter, or to exercise any rights whatsoever as shareholders of Atlantic Union.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our common stock, preferred stock or debt securities. The price per share of common stock or preferred stock, or the price of our debt securities, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.
The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:
•
whether the purchase contracts obligate the holder to purchase or sell, or both, common stock, preferred stock or debt securities, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

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whether the purchase contracts are to be prepaid or not;

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whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•
any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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United States federal income tax considerations relevant to the purchase contracts; and

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whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts. The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

DESCRIPTION OF UNITS
Units will consist of any combination of one or more of the other securities described in this prospectus. The applicable prospectus supplement or supplements will also describe:
•
the designation and the terms of the units and of any combination of the securities constituting the units, including whether and under what circumstances those securities may be held or traded separately;

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any additional terms of the agreement governing the units;

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any additional provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities constituting the units;

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any applicable United States federal income tax consequences; and

•
whether the units will be issued in fully registered form.

The terms and conditions described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit that includes such securities and to the securities included in each unit, unless otherwise specified in the applicable prospectus supplement.
We will issue the units under one or more unit agreements to be entered into between us and a bank or trust company, as unit agent. We may issue units in one or more series, which will be described in the applicable prospectus supplement.

DESCRIPTION OF GLOBAL SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, we may issue the securities other than common stock in the form of one or more fully registered global securities that will be deposited with a depository or its nominee identified in the applicable prospectus supplement and registered in the name of that depository or its nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depository for the registered global security, the nominees of the depository or any successors of the depository or those nominees.
If not described below, any specific terms of the depository arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depository arrangements.
Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depository or persons that may hold interests through participants. Upon the issuance of a registered global security, the depository will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.
Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depository, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.
So long as the depository, or its nominee, is the registered owner of a registered global security, that depository or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depository for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take, the depository for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.
Payments of principal of, and premium, if any, and interest on, debt securities, and any payments to holders with respect to warrants, units or preferred stock, represented by a registered global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the registered global security. None of Atlantic Union, the trustees, the warrant agents, the unit agents or any other agent of Atlantic Union, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.
We expect that the depository for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depository. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.
If the depository for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depository or ceases to be a clearing agency registered under the Exchange Act, and a successor depository registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depository. In addition, under the terms of the indenture, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more registered global securities. We understand, however, that, under current industry practices, the depository would notify its participants of our request, but will only withdraw beneficial interests from a global security at the request of each participant. We would issue definitive certificates in exchange for any such interests withdrawn. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depository gives to the applicable trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depository’s instructions will be based upon directions received by the depository from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depository.

BOOK-ENTRY ISSUANCE
General
The Depository Trust Company (the “DTC”) may act as securities depository for all of the debt securities unless otherwise referred to in the prospectus supplement relating to an offering of debt securities. The debt securities may be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the debt securities, representing in the aggregate the total amount of the debt securities, and will be deposited with DTC.
DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation (the “DTCC”). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the NYSE Amex and the Financial Industry Regulatory Authority, Inc.
Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security, as beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased debt securities. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in debt securities except if use of the book-entry-only system for the debt securities is discontinued.
The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee will not effect any change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.
Notices and Voting
Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to Cede & Co. as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.
Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date.
Distribution of Funds
The relevant trustee will make distribution payments on the debt securities to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the relevant trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.
Successor Depositories and Termination of Book-Entry System
DTC may discontinue providing its services with respect to any of the debt securities at any time by giving reasonable notice to the relevant trustee or us. If no successor securities depository is obtained, definitive certificates representing the debt securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After an event of default under the indenture, the holders of a majority in liquidation amount of debt securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the debt securities will be printed and delivered.

PLAN OF DISTRIBUTION
General
We or the selling securityholders may sell the securities being offered hereby in one or more of the following ways from time to time:
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through agents to the public or to investors;

•
through dealers;

•
to underwriters for resale to the public or to investors;

•
directly to investors

•
directly to our shareholders; or

•
through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of a particular offering of securities, including:
•
the name or names of any agents, dealers or underwriters;

•
the purchase price of the securities being offered and the proceeds we or any selling securityholder will receive from the sale;

•
any over-allotment options under which underwriters may purchase additional securities from us;

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any agency fees or underwriting discounts, commissions and other items constituting agents’ or underwriters’ compensation;

•
any initial public offering price;

•
any discounts, commissions or concessions allowed or reallowed or paid to dealers or agents;

•
any securities exchanges or markets on which such securities may be listed; and

•
the anticipated date of delivery of the securities being offered.

Agents
We or a selling securityholder may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for a period of their appointment or to sell our securities on a continuing basis.
Dealer
If a dealer is used in the sale of the offered securities in respect of which this prospectus is delivered, we or the selling securityholder will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an “underwriter” as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.
Underwriters
If we or a selling securityholder use underwriters for a sale of securities, the underwriters will acquire the shares for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates by managing underwriters. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in the applicable underwriting agreement. In a firm commitment underwriting, the underwriters will be obligated to purchase all the shares if they purchase any of the shares. The underwriters may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover overallotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any overallotment option, the terms of such overallotment option will be set forth in the prospectus supplement for such securities. We or a selling securityholder may use underwriters with whom we have a material relationship. We or a selling securityholder will describe the nature of any such relationship in the applicable prospectus supplement naming any such underwriter.
Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive may be treated as underwriting discounts and commissions under the Securities Act. We or a selling securityholder will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.
If so indicated in the applicable prospectus supplement, we or a selling securityholder will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from us or a selling securityholder at a public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:
•
the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

•
if the offered securities are also being sold to underwriters, we or a selling securityholder will have sold to the underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of such purchase contracts. The prospectus supplement relating to the purchase contracts will set forth the price to be paid for offered securities pursuant to the purchase contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the purchase contracts.
We or a selling securityholder may have agreements with the underwriters, dealers and agents to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities. Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries or a selling securityholder in the ordinary course of their businesses. In connection with the distribution of the securities, we may enter into swap or other hedging transactions with, or arranged by, underwriters, agents or their affiliates. These underwriters, agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.
Direct Sales
We or a selling securityholder may also sell shares directly to one or more purchasers without using underwriters or agents.
Stabilization Activities
Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.
Passive Market Making
Any underwriters who are qualified market makers on the NYSE may engage in passive market making transactions in the securities on the NYSE in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.
Trading Markets and Listing of Securities
Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NYSE. Any shares of common stock hereunder will be listed on the NYSE. We may elect to list any other class or series of securities on any additional exchange or market, but we are not obligated to do so unless stated otherwise in a prospectus supplement. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Sales by Selling Securityholders
Selling securityholders may use this prospectus in connection with the resale of securities. The applicable prospectus supplement will identify the selling securityholders and the terms of the securities. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions from the Securities Act. The selling securityholders will receive all proceeds from the sale of securities. We will not receive any proceeds from sales by selling securityholders.
General Information
The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms acting as principals for their own accounts or as agents for us or a selling securityholder. Any remarketing firm will be identified and the terms of its agreement, if any, with us or a selling securityholder, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

VALIDITY OF SECURITIES
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Troutman Pepper Hamilton Sanders LLP (Richmond, Virginia), our legal counsel, and for any underwriters and agents by legal counsel selected by such underwriters or agents.
EXPERTS
Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of our internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
With respect to our unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 2024 and 2023 and the three and six-month periods ended June 30, 2024 and 2023, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 2, 2024 and August 6, 2024, included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Atlantic Union Bankshares Corporation
$250,000,000
6.25% Fixed-to-Floating Rate Subordinated Notes due 2036

PROSPECTUS SUPPLEMENT
July 27, 2026

Joint Book-Running Managers
Keefe, Bruyette & Woods A Stifel Company	Piper Sandler